SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

Marriott International, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Corporate Headquarters and Mailing Address:

10400 Fernwood Road

Bethesda, Maryland 20817

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD FRIDAY, MAY 4, 2012

To our Shareholders:

April 2, 2012

The 2012 annual meeting of shareholders of Marriott International, Inc. (the “Company“) will be held at the JW Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C. 20004 on Friday, May 4, 2012, beginning at 10:30 a.m. Doors to the meeting will open at 9:30 a.m. At the meeting, shareholders will act on the following matters:

1.	Election of the 10 director nominees named in the proxy statement;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2012;

3.	An advisory resolution to approve executive compensation; and

4.	Any other matters that may properly be presented at the meeting.

Shareholders of record at the close of business on March 13, 2012, are entitled to notice of and to vote at this meeting.

For the convenience of our shareholders, proxies may be given either by telephone, electronically through the Internet, or by completing, signing, and returning the enclosed proxy card. In addition, shareholders may elect to receive future shareholder communications, including proxy materials, through the Internet. Instructions for each of these options can be found in the enclosed materials.

By order of the Board of Directors,

Bancroft S. Gordon
Secretary

PLEASE REFER TO THE OUTSIDE BACK COVER FOR DIRECTIONS TO THE MEETING

AND INFORMATION ON PARKING, PUBLIC TRANSPORTATION AND LODGING.

i

MARRIOTT INTERNATIONAL, INC.

10400 FERNWOOD ROAD, BETHESDA, MARYLAND 20817

PROXY STATEMENT

Our Board of Directors (the “Board”) solicits your proxy for the 2012 annual meeting of shareholders of Marriott International, Inc. (“we,” “us,” “Marriott” or the “Company”) to be held on Friday, May 4, 2012, beginning at 10:30 a.m., at the JW Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C. 20004, and at any postponements or adjournments of the meeting. This proxy statement is first being released to shareholders by the Company on or about April 2, 2012.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 4, 2012:

THE PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS ARE
AVAILABLE AT http://bnymellon.mobular.net/bnymellon/mar

QUESTIONS AND ANSWERS ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters described in the accompanying notice of meeting. These actions include the election of the 10 director nominees listed below, ratification of the appointment of the independent registered public accounting firm (sometimes referred to as the “independent auditor”), an advisory resolution approving executive compensation, and any other matters that may be properly presented at the meeting. In addition, our management will report on the Company’s performance during fiscal 2011 and respond to questions from shareholders.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date, March 13, 2012, are entitled to receive notice of and to vote at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of the Company’s Class A common stock entitles its holder to cast ten votes on each matter to be voted upon.

Who can attend the meeting?

All shareholders of record at the close of business on the record date, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

You will find directions to the meeting, and information on parking, public transportation and lodging, on the back cover of this proxy statement.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Class A common stock of the Company outstanding on the record date and entitled to vote will constitute a quorum. A quorum is required for business to be conducted at the meeting. As of the March 13, 2012 record date, 335,036,956 shares of our Class A common stock were outstanding and entitled to vote. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. Similarly, “broker non-votes” (described below) will be counted in determining whether there is a quorum.

How do I vote?

You may vote either by casting your vote in person at the meeting, or by marking, signing and dating each proxy card you receive and returning it in the prepaid envelope, by telephone, or electronically through the Internet by following the instructions included on your proxy card. Internet and telephone voting is available through 11:59 PM Eastern Time on Thursday, May 3, 2012. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which are designed to comply with Delaware law, allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

If you hold your shares in “street name” through a broker or other nominee, you may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that institution. If you do not provide voting instructions to your broker in advance of the annual meeting, New York Stock Exchange rules grant your broker discretionary authority to vote on “routine matters.” The ratification of the appointment of the independent registered public accounting firm in Item 2 is the only item on the agenda for the annual meeting that is considered routine.

What does the Board recommend?

The Board’s recommendations are set forth after the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR election of the 10 director nominees (see Item 1 on page 6);

•	FOR ratification of the appointment of the independent auditor (see Item 2 on page 6); and

•	FOR approval of the advisory resolution on executive compensation (see Item 3 on page 7);

How will my shares be voted?

Your shares will be voted as you indicate on the proxy card. If you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your shares will be voted FOR the election of the 10 director nominees listed below; and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for 2012.

Can I change my vote or revoke my proxy after I return my proxy card, or after I vote by telephone or electronically?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the meeting. Regardless of the way in which you submitted your original proxy, you may change it by:

(1)	Returning a later-dated signed proxy card;

(2)	Delivering a written notice of revocation to Computershare Shareowner Services (formerly BNY Mellon Shareowner Services), P.O. Box 358015, Pittsburgh, PA 15252-8015;

(3)	Voting by telephone or the Internet until 11:59 PM Eastern Time on Thursday, May 3, 2012; or

(4)	Voting in person at the meeting.

If your shares are held through a broker or other nominee, you will need to contact that institution if you wish to change your voting instructions.

How do I vote my 401(k) shares?

If you participate in the Company’s Employees’ Profit Sharing, Retirement and Savings Plan and Trust (the “401(k) Plan”) or the Sodexo Employee Savings Plan, you may give voting instructions as to the number of share equivalents allocated to your account as of the record date. You may provide voting instructions to the trustee under the applicable plan by completing and returning the proxy card accompanying this proxy statement. The trustee will vote your shares in accordance with your duly executed instructions if they are received by 11:59 p.m. Eastern Time, Tuesday, May 1, 2012. If you do not send instructions by this deadline or if you do not vote by proxy or return your proxy card with an unclear voting designation or no voting designation at all, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

What vote is required to approve each item?

In the election of directors, each nominee must receive more “FOR” votes than “AGAINST” votes in order to be elected as a director. Instructions to “ABSTAIN” and broker non-votes will have no effect on the election of directors. Your broker or nominee will not be permitted to vote on the election of directors without instructions from the beneficial owner. As a result, if you hold your shares through a broker or nominee, they will not be voted in the election of directors, unless you affirmatively vote your shares in accordance with the voting instructions provided by that institution.

For ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, the affirmative vote of the holders of a majority of the shares of Class A common stock represented in person or by proxy and entitled to vote on the item will be required for approval. Instructions to “ABSTAIN” with respect to this item will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an abstention will have the effect of a vote “AGAINST” this item. Broker non-votes will not have any effect on the outcome of votes for this item.

For approval of the advisory resolution on executive compensation, the affirmative vote of the holders of a majority of the shares of Class A common stock represented in person or by proxy and entitled to vote on the item will be required for approval. Your broker or nominee will not be permitted to vote on this advisory voting item without instructions from the beneficial owner. As a result, if you hold your shares through a broker or nominee, they will not be voted to approve on an advisory basis the Company’s executive compensation, unless you affirmatively vote your shares in accordance with the voting instructions provided by that institution. Instructions to “ABSTAIN” with respect to this advisory voting item will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an abstention will have the effect of a vote “AGAINST” this item. Broker non-votes will not have any effect on the outcome of votes for this item.

Who will count the vote?

Representatives of Computershare Shareowner Services (formerly BNY Mellon Shareowner Services), our independent stock transfer agent, will count the votes and act as the inspector of election.

What shares are included on my proxy card(s)?

The shares on your proxy card(s) represent ALL of your shares of Class A common stock that the Company’s stock transfer records indicate that you hold, including (i) any shares you may hold through the Computershare Shareowner Services Program for Marriott International, Inc. Shareholders administered by Computershare Shareowner Services (formerly BNY Mellon Shareowner Services); (ii) if you are a current or former Marriott employee, any shares that may be held for your account by The Northern Trust Company as custodian for the 401(k) Plan; and (iii) if you are a current or former Sodexo Inc. employee, any shares that may be held for your account by State Street Bank and Trust Company as trustee for the Sodexo Employee Savings Plan. If you have shares in the 401(k) Plan or the Sodexo Employee Savings Plan and do not vote by proxy, or return your proxy card with an unclear voting designation or no voting designation at all, then Northern Trust or State Street, as applicable, will vote your shares in proportion to the way the other 401(k) Plan participants or Sodexo Employee Savings Plan participants, as applicable, voted their shares. Shares that are held in “street name” through a broker or other nominee are not included on the proxy card(s) furnished by the Company, but the institution will provide you with a voting instruction form.

What does it mean if I receive more than one proxy card?

If your shares are registered under different names or are held in more than one account, you may receive more than one proxy card. To ensure that all your shares are voted, please sign and return all proxy cards, or if you choose, vote by telephone or through the Internet using the personal identification number printed on each proxy card. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Computershare Shareowner Services (formerly BNY Mellon Shareowner Services), at (800) 311-4816.

How will voting on any other business be conducted?

Although we currently do not know of any business to be considered at the 2012 annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your proxy gives authority to J.W. Marriott, Jr. and/or Arne M. Sorenson to vote on such matters at their discretion.

When are shareholder proposals for the 2013 annual meeting of shareholders due?

To be considered for inclusion in our proxy statement for the 2013 annual meeting of shareholders, shareholder proposals must be received at our offices no later than the close of business December 3, 2012. Proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, and must be submitted in writing to the Corporate Secretary, Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817.

In addition, our bylaws require that, if a shareholder desires to introduce a shareholder proposal or nominate a director candidate from the floor of the 2013 annual meeting of shareholders, the shareholder must submit such proposal or nomination in writing to the Company’s Secretary at the above address no earlier than January 4, 2013 and no later than the close of business February 3, 2013. The written proposal or nomination must comply with our bylaws. The Chairman of the meeting may refuse to acknowledge or introduce any shareholder proposal or the nomination of any person made after February 3, 2013, or that does not comply with our bylaws. If a shareholder fails to meet these deadlines or satisfy the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, the proxies we solicit allow us to vote on such proposals as we deem appropriate. You can find a copy of our bylaws in the Investor Relations section of the Company’s website (www.marriott.com/investor) by clicking on “Corporate Governance” and then “Governance Documents” or you may obtain a copy by submitting a request to the Corporate Secretary, Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland, 20817.

Will there be a sign language interpreter at the meeting?

If you would like to have a sign language interpreter at the annual meeting, please send your request in writing to the Corporate Secretary, Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817. We must receive your request no later than April 27, 2012.

How much did this proxy solicitation cost and who paid that cost?

The Company paid for this proxy solicitation. We hired MacKenzie Partners, Inc. to assist in the distribution of proxy materials and solicitation of votes for an estimated fee of $8,500, plus reimbursement of certain out-of-pocket expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. Proxies will be solicited by mail, telephone, or other means of communication. Our directors, officers and regular employees who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation for such activities may also solicit proxies.

Can I receive future shareholder communications electronically through the Internet?

Yes. You may elect to receive future notices of meetings, proxy materials and annual reports electronically through the Internet. If you have previously consented to electronic delivery, your consent will remain in effect until withdrawn. To consent to electronic delivery:

•

If your shares are registered in your own name, and not in “street name” through a broker or other nominee, simply log in to the Internet site maintained by our transfer agent, Computershare Shareowner Services (formerly BNY Mellon Shareowner Services), at www.bnymellon.com/shareowner/isd and the step-by-step instructions will prompt you through enrollment.

•

If your shares are registered in “street name” through a broker or other nominee, you must first vote your shares using the Internet, at www.proxyvote.com, and immediately after voting, fill out the consent form that appears on-screen at the end of the Internet voting procedure.

You may withdraw this consent at any time and resume receiving shareholder communications in print form.

PROPOSALS TO BE VOTED ON

ITEM 1—Election of Directors

All of our directors are standing for election at the 2012 annual meeting, and each director elected will hold office for a term expiring at the 2013 annual meeting of shareholders or until his or her successor is elected or appointed and qualified.

The following current directors of the Company have been nominated for re-election as a director:

J.W. Marriott, Jr.	John W. Marriott III	Lawrence M. Small
Mary K. Bush	George Muñoz	Arne M. Sorenson
Lawrence W. Kellner	Harry J. Pearce
Debra L. Lee	Steven S Reinemund

You can find information on the director nominees beginning on page 9.

We do not know of any reason why any of the nominees would be unable to serve. However, if any of the nominees should become unable to serve as a director, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, the persons named as proxies will vote “FOR” that substitute nominee.

The Company’s bylaws prescribe the voting standard for election of directors as a majority of the votes cast in an uncontested election, such as this one, where the number of nominees does not exceed the number of directors to be elected. Under this standard, a nominee must receive more “FOR” votes than “AGAINST” votes in order to be elected as a director. In a contested election, where the number of nominees exceeds the number of directors to be elected (which is not the case at the 2012 annual meeting), the directors will be elected by a plurality of the shares present in person or by proxy and entitled to vote on the election of directors. Under the Company’s Governance Principles, if a nominee who already serves as a director is not elected, that nominee shall offer to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will then recommend to the Board whether to accept or reject the resignation, or whether other action should be taken. Within 90 days of the certification of election results, the Board will determine whether to accept or reject the resignation and will publicly disclose its decision promptly thereafter.

The Board recommends a vote FOR each of the 10 director nominees.

ITEM 2—Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2012. Ernst & Young LLP, a firm of registered public accountants, has served as the Company’s independent registered public accounting firm since May 3, 2002. Ernst & Young LLP will examine and report to shareholders on the consolidated financial statements of the Company and its subsidiaries.

Representatives of Ernst & Young LLP will be present at the annual meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions. You can find information on pre-approval of independent auditor fees and Ernst & Young LLP’s 2011 and 2010 fees beginning on page 21.

Although the Audit Committee has discretionary authority to appoint the independent auditors, the Board is seeking shareholder ratification of the appointment of the independent auditors as a matter of good corporate governance. If the appointment of Ernst & Young LLP is not ratified by shareholders, the Audit Committee will take that into consideration when determining whether to continue the firm’s engagement.

The Board recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2012.

ITEM 3—Advisory Resolution Approving Executive Compensation

We are asking shareholders to vote for a non-binding advisory resolution approving the compensation of our Named Executive Officers, as disclosed in this proxy statement. Although the resolution, commonly referred to as a “say-on-pay” resolution, is non-binding, our Board of Directors and Compensation Policy Committee value your opinions and will consider the outcome of the vote when making future compensation decisions. We urge you to read the Compensation Discussion and Analysis beginning on page 23 of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 41 through 53, which provide detailed information on the compensation of our Named Executive Officers.

The Board believes that our current executive compensation program achieves an appropriate balance of long-and short-term performance incentives, reinforces the link between executive pay and the Company’s long-term performance and stock value, and thereby aligns the interests of our Named Executive Officers with those of shareholders.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the 2012 annual meeting:

RESOLVED, that the shareholders of Marriott International, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2012 Annual Meeting of Shareholders.

After consideration of the vote of shareholders at the 2011 annual meeting of shareholders and consistent with the Board’s recommendation, the Board has determined to hold an advisory vote on the approval of executive compensation on an annual basis until the next advisory vote on frequency occurs. An advisory vote on the frequency of shareholder votes to approve executive compensation is required to be held at least once every six years. Accordingly, unless the Board modifies its policy on the frequency of future votes, the next advisory vote to approve executive compensation will be held at the 2013 annual meeting of shareholders.

The Board recommends that you vote FOR the advisory resolution approving executive compensation.

CORPORATE GOVERNANCE

Board Leadership Structure

While the Board has not mandated a particular leadership structure, historically, the positions of Chairman of the Board and Chief Executive Officer were held by the same person. In December 2011, as a result of J.W. Marriott, Jr.’s discussions with the Board about relinquishing the role of CEO and as part of its ongoing review of the Board leadership structure and succession planning process, the Board determined that, effective March 31, 2012, the two positions should be held by separate individuals. The Board elected J.W. Marriott, Jr., who had served as the Chairman and CEO of the Company and its predecessors since 1985, to the position of Executive Chairman and Chairman of the Board and Arne M. Sorenson, the former President and Chief Operating Officer, to the position of President and CEO. In his new role, Mr. Marriott continues to provide leadership to the Board by, among other things, working with the CEO, the Chairman of the Nominating and Corporate Governance Committee, and the Corporate Secretary to set Board calendars, determine agendas for Board meetings, ensure proper flow of information to Board members, facilitate effective operation of the Board and its Committees, help promote Board succession planning and the orientation of new directors, address issues of director performance, assist in consideration and Board adoption of the Company’s long-term and annual operating plans, and help promote senior management succession planning.

While the independent directors have not designated a lead independent director, the Chairman of our Nominating and Corporate Governance Committee fulfills the same responsibilities as the lead directors at many companies. These responsibilities include presiding over the meetings of the independent directors, coordinating the activities of the independent directors and facilitating communications between the Chairman of the Board and the other Board members. The Chairman of our Nominating and Corporate Governance Committee also is a standing member of the Company’s two-person Executive Committee along with the Chairman of the Board. The Chairman of the Nominating and Corporate Governance Committee also coordinates the evaluation of Board and Committee performance, the assessment and evaluation of Board candidates, and the monitoring of corporate governance developments and recommendations for changes to the Company’s governance practices. We believe that the role played by the Chairman of the Nominating and Corporate Governance Committee provides strong, independent Board leadership.

Seven of our 10 directors are independent, and the Audit, Compensation Policy and Nominating and Corporate Governance committees are comprised solely of independent directors. Consequently, the independent directors directly oversee such critical items as the Company’s financial statements, executive compensation, the selection and evaluation of directors and the development and implementation of our corporate governance programs.

The Board will continue to review our Board leadership structure as part of the succession planning process that is described in our Governance Principles (see discussion below under “Governance Principles”). We believe that our new leadership structure, in which the roles of Chairman and CEO are separate, together with an experienced and engaged Chairman of the Nominating and Corporate Governance Committee (who plays a role similar to that of lead director at many companies) and independent key committees, will be effective and is the optimal structure for our Company and our shareholders at this time.

Selection of Director Nominees

The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by its members, other Board members, management and shareholders. As a shareholder, you may recommend any person for consideration as a nominee for director by writing to the Nominating and Corporate Governance Committee of the Board of Directors, c/o Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817. Recommendations must include the name and address of the shareholder making the recommendation, a representation that the shareholder is a holder of record of Class A common stock, biographical information about the individual recommended and any other information the shareholder believes would be helpful to the Nominating and Corporate Governance Committee in evaluating the individual recommended.

Once the Nominating and Corporate Governance Committee has identified a candidate, the Committee evaluates the candidate against the qualifications set out in the Company’s Governance Principles, including:

•	character, judgment, personal and professional ethics, integrity, values, and familiarity with national and international issues affecting business;

•	depth of experience, skills, and knowledge complementary to the Board and the Company’s business; and

•	willingness to devote sufficient time to carry out the duties and responsibilities effectively.

The Committee makes a recommendation to the full Board as to any persons it believes should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee. The procedures for considering candidates recommended by a shareholder for Board membership are consistent with the procedures for candidates recommended by members of the Nominating and Corporate Governance Committee, other members of the Board or management.

Our Board of Directors

Each of the following individuals presently serves on our Board and has a term of office expiring at the 2012 annual meeting or until his or her successor is elected and qualified. The age shown below for each director is as of May 4, 2012, which is the date of the annual meeting. Each director has been nominated to serve until the 2013 annual meeting of shareholders and until his or her successor is elected and qualified, or until such director’s earlier death, resignation or removal. Set forth below is each director’s biography as well as the qualifications and experiences each director brings to our Board, in addition to the general qualifications discussed above.

J.W. Marriott, Jr. (Chairman of the Board), age: 80. Mr. Marriott became Executive Chairman and Chairman of the Board of Directors on March 31, 2012. Prior to that he was our Chairman of the Board and Chief Executive Officer. He joined Marriott Corporation in 1956, became President in 1964, Chief Executive Officer in 1972 and Chairman of the Board in 1985. He serves on the board of trustees of The J. Willard & Alice S. Marriott Foundation, is a member of the Executive Committee of the World Travel & Tourism Council, and is a member of the National Business Council. Mr. Marriott served as our Chairman and Chief Executive Officer since the Company’s inception in 1997 through March 2012, and served as Chairman and Chief Executive Officer of the Company’s predecessors since 1985. He is the father of John W. Marriott III, the Vice Chairman of the Company’s Board of Directors. Mr. Marriott has been a director of the Company or its predecessors since 1964.

As a result of his service as CEO of the Company for the past 40 years, Mr. Marriott brings to the Board extensive leadership experience with, and knowledge of, the Company’s business and strategy as well as a historical perspective on the Company’s growth and operations. Mr. Marriott’s iconic status in the hospitality industry provides a unique advantage to the Company.

John W. Marriott III (Vice Chairman of the Board), age: 50. Mr. Marriott is Chief Executive Officer of JWM Family Enterprises, L.P., a private partnership which develops and owns hotels. He was appointed Vice Chairman of the Company’s Board of Directors in October 2005. Until December 30, 2005, Mr. Marriott was the Company’s Executive Vice President-Lodging and President of North American Lodging. Over the past 30 years, Mr. Marriott also served in a number of other positions with the Company and its predecessors, including Executive Vice President of Sales & Marketing, Brand Management, and Operations Planning and Support, Senior Vice President for Marriott’s Mid-Atlantic Region, Vice President of Development, Director of Finance, General Manager, Director of Food & Beverage, restaurant manager and cook. In April 2002, Mr. Marriott was named by the U.S. Department of Commerce and the Japanese government to co-chair a special task force to promote travel between the United States and Japan. In January 2004, he was named one of the most influential executives by Business Travel News. Mr. Marriott serves as Chairman of the Board of the National Zoo and is a director of the board of the Washington Airport Task Force. He is the son of J.W. Marriott, Jr. Mr. Marriott has been a director of the Company since 2002.

Mr. Marriott provides the Board with extensive executive and operations experience with the Company, international experience that provides insight into countries in which the Company operates, and significant knowledge of the Company’s industry given his ongoing role as a CEO in the lodging sector of the hospitality industry.

Mary K. Bush, age: 63. The Honorable Mary K. Bush has served as President of Bush International, LLC, an advisor to U.S. corporations and foreign governments on international capital markets, strategic business and economic matters, since 1991. She has held several Presidential appointments including the U.S. Government’s representative on the IMF Board and Director of Sallie Mae. She also was head of the Federal Home Loan Bank System during the aftermath of the Savings and Loan crisis and was advisor to the Deputy Secretary of the U.S. Treasury Department. Earlier in her career, she managed global banking and corporate finance relationships at New York money center banks including Citibank, Banker’s Trust, and Chase. In 2006, President Bush appointed her Chairman of the Congressionally chartered HELP Commission on reforming foreign aid. In 2007, she was appointed by the Secretary of the Treasury to the U.S. Treasury Advisory Committee on the Auditing Profession. She is a member of the board of directors of Discover Financial Services, ManTech International Corporation, and the Pioneer Family of Mutual Funds. Ms. Bush also was a director of Briggs & Stratton, Inc. from 2004 to April 2009 and of United Airlines from 2006 to 2010. She serves on the Kennedy Center’s Community Advisory Board and on the U.S. Advisory Board of the Global Leadership Foundation. Ms. Bush has been a director of the Company since May 2008.

Ms. Bush brings to the Board extensive financial and governmental affairs experience, her knowledge of corporate governance and financial oversight gained from her membership on the boards of other public companies, knowledge of public policy matters and her significant experience providing strategic advisory services in the political and international arenas.

Lawrence W. Kellner, age: 53. Mr. Kellner is President of Emerald Creek Group LLC, a private equity firm. He served as Chairman and Chief Executive Officer of Continental Airlines, Inc., an international airline company, from December 2004 through December 2009. He served as President and Chief Operating Officer of Continental Airlines from March 2003 to December 2004, as President from May 2001 to March 2003 and was a member of Continental Airlines’ board of directors from May 2001 to December 2009. Mr. Kellner serves on the board of directors for The Boeing Company and The Chubb Corporation. He is active in numerous community and civic organizations and currently serves on a number of boards including the Greater Houston Partnership, the Rice University Board of Trustees, the National Executive Board of the Boy Scouts of America and the board of directors for The Methodist Hospital. Mr. Kellner has been a director of the Company since 2002.

Mr. Kellner brings to the Board and our Nominating and Corporate Governance Committee, of which he is Chairman, experience as CEO of one of the largest airline companies in the world with significant management, strategic and operational responsibilities in the travel and leisure industry. He also provides extensive knowledge in the fields of finance and accounting gained from his background as Chief Financial Officer at Continental and other companies.

Debra L. Lee, age: 57. Ms. Lee is Chairman and Chief Executive Officer of BET Networks, a media and entertainment subsidiary of Viacom, Inc. that owns and operates BET Networks and several other ventures. She joined BET in 1986 and served in a number of executive posts before ascending to her present position in January 2006, including President and Chief Executive Officer from June 2005, President and Chief Operating Officer from 1995 to May 2005, Executive Vice President and General Counsel, and Vice President and General Counsel. Prior to joining BET, Ms. Lee was an attorney with Washington, D.C.-based law firm Steptoe & Johnson. She serves on the boards of directors of WGL Holdings, Inc., and Revlon, Inc. She also was a director of Eastman Kodak Company from 1999 to May 2011. She also serves on the board of a number of professional and civic organizations including The Grammy Foundation Advisory Council, the Kennedy Center’s Community & Friends, and the Alvin Ailey Dance Theater. She also is a Trustee at Brown University. Ms. Lee has been a director of the Company since 2004.

Ms. Lee provides our Board and our Committee for Excellence, which she chairs, with proven leadership and business experience as the CEO of a major media and entertainment company, extensive management and corporate governance experience gained from that role as well from her membership on the boards of other public companies, her legal experience, and insights gained from her extensive involvement in civic, community and charitable activities.

George Muñoz, age: 60. Mr. Muñoz has been a principal in the Washington, D.C.-based investment banking firm Muñoz Investment Banking Group, LLC since 2001. He has also been a partner in the Chicago-based law firm Tobin, Petkus & Muñoz LLC (now Tobin & Muñoz) since 2002. He served as President and Chief Executive Officer of Overseas Private Investment Corporation from 1997 to January 2001. Mr. Muñoz was Chief Financial Officer and Assistant Secretary of the U.S. Treasury Department from 1993 until 1997. Mr. Muñoz is a certified public accountant and an attorney. He is a director of Altria Group, Inc. and Anixter International, Inc. He also serves on the board of trustees of the National Geographic Society. He was also a director of Esmark, Inc. from December 2006 to August 2008 and Archipelago Holdings Co. from August 2004 to May 2006. Mr. Muñoz has been a director of the Company since 2002.

Mr. Muñoz’s provides our Board and our Audit Committee, of which he is Chairman, with extensive knowledge in the fields of finance and accounting, his knowledge of investment banking, legal experience, corporate governance experience and audit oversight experience gained from his membership on the boards and audit committees of other public companies.

Harry J. Pearce, age: 69. Mr. Pearce served as Chairman of Nortel Networks Corporation, a telecommunications company, from 2005 to 2009 and has served as Chairman of MDU Resources Group, Inc., an electronic and natural gas utility distribution company, since 2006. Mr. Pearce was a director of General Motors from 1996 to 2001 and served as Chairman of Hughes Electronics Corporation, a subsidiary of General Motors, from May 2001 until the sale by General Motors of its interest in Hughes in December 2003. He had served on the Hughes Electronics Corporation board since 1992. Mr. Pearce was General Counsel of General Motors from 1987 to 1994 and is a fellow of the American College of Trial Lawyers and International Society of Barristers. Mr. Pearce is a member of the board of directors of The National Defense University Foundation. He also serves on the board of trustees of Northwestern University and The United States Air Force Academy Endowment. Mr. Pearce has been a director of the Company or its predecessors since 1995.

Mr. Pearce brings to the Board operating, business and management experience as Chairman of two major public companies, extensive management and corporate governance experience gained from those roles and membership on the boards of those and other public companies, and legal experience.

Steven S Reinemund, age: 64. Mr. Reinemund has served as the Dean of Business and Professor of Leadership Strategy at Wake Forest University since July 2008. In 2007, Mr. Reinemund retired from PepsiCo, Inc. a multinational food and beverage company, where he served as Chairman and Chief Executive Officer from 2001 until 2006 and Chairman until May 2007. He joined PepsiCo in 1984 and held the positions of President and Chief Executive Officer Pizza Hut, Chairman and Chief Executive Officer Frito-Lay and President and Chief Operating Officer PepsiCo. He was a director of PepsiCo from 1996 until May 2007. He is a director of American Express Company, ExxonMobil Corp., and Wal-Mart Stores, Inc. Mr. Reinemund was formerly a director of Johnson & Johnson from 2003 to 2008. He is also a member of the board of directors of the Cooper Clinic Institute. Mr. Reinemund has been a director of the Company since 2007.

As a result of his background as Chairman and CEO of PepsiCo, a Fortune 500 company, Mr. Reinemund brings to the Board and our Compensation Policy Committee, of which he is Chairman, demonstrated leadership capability and extensive knowledge of complex financial and operational issues facing large branded companies, as well as extensive management and corporate governance experience gained from that role and from membership on the boards of other public companies.

Lawrence M. Small, age: 70. Mr. Small is the former Secretary of the Smithsonian Institution (the world’s largest museum and research complex), a position he held from January 2000 to March 2007. Mr. Small previously had been President and Chief Operating Officer of Fannie Mae from 1991 to 2000. Before joining Fannie Mae, he served as Vice Chairman and Chairman of the executive committee of the boards of directors of Citicorp and Citibank, where he worked for 27 years. He currently also serves as a director on the boards of The Chubb Corporation and New York City’s Spanish Repertory Theatre Company. Mr. Small has been a director of the Company or its predecessors since 1995.

Mr. Small provides the Board with extensive management experience, which includes his former role as President and COO of a large financial services company, and his extensive management, finance and corporate governance experience gained from that role as well as from membership on the boards of other public companies.

Arne M. Sorenson, age: 53. Mr. Sorenson became President and Chief Executive Officer of the Company on March 31, 2012. Prior to that, he was President and Chief Operating Officer of the Company since May 2009. Mr. Sorenson joined Marriott in 1996 as Senior Vice President of Business Development and was appointed Executive Vice President and Chief Financial Officer in 1998 and assumed the additional title of President, Continental European Lodging, in January 2003. Prior to joining Marriott, he was a Partner in the law firm of Latham & Watkins in Washington, D.C. Mr. Sorenson serves on the board of directors of Wal-Mart Stores, Inc. He also serves on the board of regents of Luther College. Mr. Sorenson was appointed to the Board of Directors in February 2011.

Mr. Sorenson brings to the Board extensive management experience with the Company, his prominent status in the hospitality industry and a wealth of knowledge in dealing with financial and accounting matters as a result of his prior service as the Company’s Chief Financial Officer.

Sterling D. Colton, a former director of the Company’s predecessors, and William J. Shaw, a former director and Vice Chairman of the Company, both hold the title of director emeritus, but do not vote at or attend Board meetings and are not nominees for election.

The Board met eight times in 2011. The Company encourages all directors to attend the annual meeting of shareholders. All directors attended the Company’s annual shareholders meeting in 2011. No director attended fewer than 75% of the total number of meetings of the Board and Committees on which such director served.

Governance Principles

The Board has adopted Governance Principles that meet or exceed the New York Stock Exchange (“NYSE”) Listing Standards. The portion of our Governance Principles addressing director independence appears below, and the full text of the Governance Principles can be found in the Investor Relations section of the Company’s website (www.marriott.com/investor) by clicking on “Corporate Governance” and then “Governance Documents.” A copy may also be obtained upon request from the Company’s Corporate Secretary. Our Governance Principles establish the limit on the number of board memberships for the Company’s directors at three, including Marriott, for directors who are chief executive officers of public companies, and five for other directors.

Director Independence

Our Governance Principles include the following standards for director independence:

5. Independence of Directors. At least two-thirds of the directors shall be independent, provided that having fewer independent directors due to the departure, addition or change in independent status of one or more directors is permissible temporarily, so long as the two-thirds requirement is again satisfied by the later of the next annual meeting of shareholders or nine months. To be considered “independent,” the board must determine that a director has no direct or indirect material relationship with Marriott. The board has established the guidelines set forth below to assist it in determining director independence. For the purpose of this section 5, references to “Marriott” include any of Marriott’s consolidated subsidiaries:

a. A director is not independent if (i) the director is, or has been within the preceding three years, employed by Marriott; (ii) the director is a current partner or employee of Marriott’s independent auditor, or was within the preceding three years a partner or employee of Marriott’s independent auditor and personally worked on the audit of Marriott within that time; (iii) an immediate family member of the director is, or has been within the preceding three years, employed by Marriott as an executive officer; (iv) an immediate family member of the director is a current partner of Marriott’s independent auditor, or is a current employee of Marriott’s independent auditor and personally works on the audit of Marriott; (v) an immediate family member of the director was within the preceding three years a partner or employee of Marriott’s independent auditor and personally worked on the audit of Marriott within that time; (vi) the director or an immediate family member is, or has been within the preceding three years, part of an interlocking directorate in which the director or an immediate family member is employed as an executive officer of another company for which a present executive officer of Marriott at the same time serves on the compensation committee of that other company; (vii) the director has received, or an immediate family member has received, during any 12-month period within the preceding three years, more than $120,000 in direct compensation from Marriott, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or (viii) the director is a current employee, or an immediate family member is a current executive officer, of another company that does business with Marriott where the annual sales to, or purchases from, Marriott are in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent of the consolidated gross annual revenues of that other company.

b. The following commercial or charitable relationships are not material relationships that would impair a Marriott director’s independence: (i) service as an executive officer of another company which is indebted to Marriott, or to which Marriott is indebted, where the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the other company; and (ii) service by a Marriott director or his or her immediate family member as an officer, director or trustee of a charitable organization, where Marriott’s discretionary charitable contributions to that organization are in an amount equal to or less than the greater of $1 million or two percent of that organization’s consolidated gross annual revenues. The board annually reviews all commercial and charitable relationships of directors, and publishes whether directors previously identified as independent continue to satisfy the foregoing tests.

c. For relationships not covered by the guidelines in paragraph (b) above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth in paragraphs (a) and (b) above.

The Board undertook its annual review of director independence in February 2012. As provided in the Governance Principles, the purpose of these reviews is to determine whether any relationships or transactions are inconsistent with a determination that the director or nominee is independent.

During these reviews, the Board recognized the current or recent employment of J.W. Marriott, Jr., John W. Marriott III, and Arne M. Sorenson and the family relationships of J.W. Marriott, Jr. and John W. Marriott III with other Company executives. The Board considered that Ms. Bush, Mr. Kellner, Ms. Lee, Mr. Muñoz, Mr. Pearce, Mr. Reinemund and Mr. Small each serve, or recently served, as directors or executive officers of companies that do business with Marriott and that in each case the payments to and from Marriott were significantly less than the two percent threshold in Marriott’s Governance Principles. The Board further considered that Ms. Bush, Ms. Lee, and Mr. Reinemund are also affiliated with charitable organizations that received contributions from Marriott and/or the J. Willard and Alice S. Marriott Foundation and that the contribution amounts were significantly below the charitable contribution threshold set forth in Marriott’s Governance Principles.

Based on the standards set forth in the Governance Principles and after reviewing the relationships described above, the Board affirmatively determined that Mary K. Bush, Lawrence W. Kellner, Debra L. Lee, George Muñoz, Harry J. Pearce, Steven S Reinemund, and Lawrence M. Small are each independent of the Company and its management. J.W. Marriott, Jr., John W. Marriott III, and Arne M. Sorenson are considered not independent as a result of their employment with the Company and/or family relationships. The Board determined in connection with the 2010 annual meeting that W. Mitt Romney, who resigned from the Board effective January 12, 2011, was independent, and that William J. Shaw, who resigned from the Board on February 11, 2011, and as Vice Chairman of the Company on March 31, 2011, was not independent as a result of his employment with the Company.

Committees of the Board

The Board has six standing committees: Audit, Compensation Policy, Finance, Nominating and Corporate Governance, Committee for Excellence, and Executive. The Board has adopted a written charter for each committee, and those charters are available on the Investor Relations section of our website (www.marriott.com/investor) by clicking on “Corporate Governance” and then “Governance Documents.” Copies of the committee charters also may be obtained upon request from the Company’s Corporate Secretary.

Audit Committee

Members:	George Muñoz (Chair), Mary K. Bush and Lawrence W. Kellner.

•

The members of the Committee are not employees of the Company. The Board of Directors has determined that the members of the Committee are independent as defined under our Governance Principles, the NYSE Listing Standards and applicable U.S. Securities and Exchange Commission (“SEC”) rules.

•	The Audit Committee met nine times in 2011.

•	There is unrestricted access between the Audit Committee and the independent auditor and internal auditors.

•	The Board of Directors has determined that all current members of the Audit Committee (George Muñoz, Mary K. Bush and Lawrence W. Kellner) are financial experts as defined in SEC rules.

Responsibilities include:

•	Overseeing the accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements.

•	Overseeing the Company’s internal control environment and compliance with legal and regulatory requirements.

•	Appointing, retaining, overseeing, and determining the compensation and services of the Company’s independent auditor.

•	Pre-approving the terms of all audit services, and any permissible non-audit services, to be provided by the Company’s independent auditor.

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Overseeing the independent auditor’s qualifications and independence, including considering whether any circumstance, including the performance of any permissible non-audit services, would impair the independence of the Company’s independent auditor.

•	Overseeing the performance of the Company’s internal audit function and independent auditor.

Compensation Policy Committee

Members:	Steven S Reinemund (Chair), Mary K. Bush, Harry J. Pearce and Lawrence M. Small.

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The members of the Committee are not employees of the Company. The Board has determined that the members of the Committee are independent as defined under our Governance Principles and the NYSE Listing Standards.

•	The Compensation Policy Committee met five times in 2011.

Responsibilities include:

•	Establishing the principles related to the compensation programs of the Company.

•	Designing and recommending to the Board policies and procedures relating to senior officers’ compensation and employee benefit plans.

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Setting the annual compensation for the Chairman of the Board and Chief Executive Officer and the President (effective March 31, 2012, the Executive Chairman and the President and Chief Executive Officer), including salary, bonus and incentive and equity compensation, subject to approval by the Board.

•	Approving executive officer and senior management salary adjustments, bonus payments and stock awards.

•	Designing and recommending to the Board the annual compensation of non-employee directors’ compensation.

Finance Committee

Members:	Lawrence M. Small (Chair as of February 7, 2011), Lawrence W. Kellner, John W. Marriott III, Harry J. Pearce (as of February 7, 2011) and W. Mitt Romney (Chair and member through January 12, 2011).

•

The members of the Committee are not employees of the Company. The Board has determined that the members of the Committee other than John W. Marriott III are independent as defined under our Governance Principles and the NYSE Listing Standards.

•	The Finance Committee met twice in 2011.

Responsibilities include:

•	Making recommendations to the Board for approval of an annual consolidated budget and reviewing the Company’s performance against such budget.

•	Providing guidance to the Board and management on proposed mergers, acquisitions, divestitures and other significant transactions and investments that are required to be submitted for Board approval.

•	Providing guidance to the Board and management on the Company’s capital adequacy, credit rating, borrowing needs and proposed debt and equity programs.

•	Providing guidance to the Board and management on the Company’s shareholder distribution activities including dividend payments, share repurchases and similar activities.

•	Providing guidance to the Board and management on the Company’s corporate insurance coverage.

Nominating and Corporate Governance Committee

Members:	Lawrence W. Kellner (Chair), Debra L. Lee, and Steven S Reinemund.

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The members of the Committee are not employees of the Company. The Board has determined that the members of the Committee are independent as defined under our Governance Principles and the NYSE Listing Standards.

•	The Nominating and Corporate Governance Committee met three times in 2011.

Responsibilities include:

•	Making recommendations to the Board regarding corporate governance matters and updates to the Governance Principles.

•	Reviewing qualifications of candidates for Board membership.

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Advising the Board on a range of matters affecting the Board and its committees, including making recommendations with respect to qualifications of director candidates, selection of committee chairs, committee assignments and related matters affecting the functioning of the Board.

•	Reviewing the Company’s conflict of interest and related party transactions policies, and approving certain related party transactions as provided for in those policies.

•	Resolving conflict of interest questions involving directors and senior executive officers.

Committee for Excellence

Members:	Board members include Debra L. Lee (Chair), George Muñoz, and Harry J. Pearce. Company officer members include Raymond Bennett, Area Vice President, Operations (through November 2011); Stephanie Linnartz, Global Officer, Sales & Revenue Management; Kathleen Matthews, Executive Vice President and Chief Communications and Public Affairs Officer; Robert J. McCarthy, Group President; Amy McPherson, President and Managing Director, Europe (through November 2011); Jimmie W. Paschall, Global Diversity Officer & Senior Vice President, External Affairs (through December 2011); David A. Rodriguez, Executive Vice President and Chief Human Resources Officer; William J. Shaw (through March 31, 2011); Arne M. Sorenson, President and Chief Executive Officer; and Susan Thronson, Senior Vice President, Marketing.

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The members of the Committee consist of at least three members of the Board. The Committee may also consist of officers and employees of the Company who are not directors. At least one member of the Committee must be independent as defined under our Corporate Governance Principles and the NYSE Listing Standards. The Committee’s charter provides that an independent director will always be the Chairman of the Committee.

•	The Committee for Excellence met twice in 2011.

Responsibilities include:

•	Identifying and encouraging efforts undertaken by the Company to promote and leverage the recruitment, retention, and advancement of women and minorities as employees of the Company.

•	Identifying and evaluating efforts undertaken by the Company to promote and leverage an increasingly diverse ownership, franchisee, customer, and vendor base of the Company.

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Enhancing the public’s recognition of the Company’s efforts and successes to promote diversity and value people of different backgrounds, experiences, and cultures to benefit Marriott’s strategic competitive advantage.

Executive Committee

Members:	J.W. Marriott, Jr. (Chair) and Lawrence W. Kellner.

•	The Executive Committee did not meet in 2011.

Responsibilities include:

•

Exercising the powers of the Board when the Board is not in session, subject to specific restrictions as to powers retained by the full Board. Powers retained by the full Board include those relating to amendments to the certificate of incorporation and bylaws, mergers, consolidations, sales or exchanges involving substantially all of the Company’s assets, dissolution and, unless specifically delegated by the Board to the Executive Committee, those powers relating to declarations of dividends and issuances of stock.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Policy Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related party.

Meetings of Independent Directors

Company policy requires that the independent directors meet without management present at least twice a year. In 2011, the independent directors met four times without management present. The Chairman of the Nominating and Corporate Governance Committee, currently Mr. Kellner, presides at the meetings of the independent directors.

Risk Oversight

The Board of Directors is responsible for overseeing the Company’s processes for assessing and managing risk. The Board considers our risk profile when reviewing our annual business plan and incorporates risk assessment into its decisions impacting the Company. In performing its oversight responsibilities, the Board receives an annual risk assessment report from the Chief Financial Officer and discusses the most significant risks facing the Company.

The Board also has delegated certain risk oversight functions to the Audit Committee. In accordance with NYSE requirements and as set forth in its charter, the Audit Committee periodically reviews and discusses the Company’s business and financial risk management and risk assessment policies and procedures with senior management, the Company’s independent auditor and the Chief Audit Executive. The Audit Committee incorporates its risk oversight function into its regular reports to the Board.

In addition, the Compensation Policy Committee reviewed a risk assessment to determine whether the amount and components of compensation for the Company’s employees and the design of compensation programs might create incentives for excessive risk-taking by the Company’s employees. As explained in the Compensation Discussion and Analysis below, the Compensation Policy Committee believes that our compensation programs encourage employees, including our executives, to remain focused on a balance of the short- and long-term operational and financial goals of the Company, and thereby reduce the potential for actions that involve an excessive level of risk.

Shareholder Communications with the Board

Shareholders and others interested in communicating with the Chair of the Nominating and Corporate Governance Committee, the Audit Committee, the non-employee directors, or any of the employee directors may do so by e-mail to business.ethics@marriott.com or in writing to the Business Ethics Department, Department 52/924.09,10400 Fernwood Road, Bethesda, Maryland 20817. All communications are forwarded to the appropriate directors for their review, except that the Board has instructed the Company not to forward solicitations, bulk mail or communications that do not address Company-related issues. The Company reports to the directors on the status of all outstanding concerns addressed to the non-employee directors, the Chair of the Nominating and Corporate Governance Committee, or the Audit Committee on a quarterly basis. The non-employee directors, the Chair of the Nominating and Corporate Governance Committee, or the Audit Committee may direct special procedures, including the retention of outside advisors or counsel, for any concern addressed to them.

Code of Ethics and Business Conduct Guide

The Company has long maintained and enforced a Code of Ethics that applies to all Marriott associates, including our Chairman of the Board, Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer and to each member of the Board. The Code of Ethics is encompassed in our Business Conduct Guide, which is available in the Investor Relations section of our website (www.marriott.com/investor) by clicking on “Corporate Governance” and then “Governance Documents.” Any future changes or amendments to our Code of Ethics, and any waiver of our Code of Ethics that applies to our Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or a member of our Board, will promptly be posted to our Investor Relations website. A copy of the Business Conduct Guide, which incorporates the Code of Ethics, may also be obtained upon request from the Company’s Corporate Secretary.

AUDIT COMMITTEE REPORT AND INDEPENDENT AUDITOR FEES

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, the reporting process and maintaining an effective system of internal controls over financial reporting. The Company’s independent auditors are engaged to audit and express opinions on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited financial statements together with the results of management’s assessment of the internal controls over financial reporting with management and the Company’s independent auditor. The Audit Committee also discussed with the independent auditors those matters required to be discussed by the independent auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB, regarding the independent auditors’ communications with the audit committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K for the year ended December 30, 2011, for filing with the SEC.

Members of the Audit Committee:

George Muñoz, Chair

Mary K. Bush

Lawrence W. Kellner

Pre-Approval of Independent Auditor Fees and Services Policy

The Audit Committee’s Pre-Approval of Independent Auditor Fees and Services Policy provides for pre-approval of all audit, audit-related, tax and other permissible non-audit services provided by our principal independent auditor on an annual basis and additional services as needed. The policy also requires additional approval of any engagements that were previously approved but are anticipated to exceed pre-approved fee levels. The policy permits the Audit Committee Chair to pre-approve principal independent auditor services with estimated fees up to $100,000 (provided that the Audit Committee Chair report to the full Audit Committee at the next meeting on any pre-approval determinations).

Independent Registered Public Accounting Firm Fee Disclosure

The following table presents fees for professional services rendered by our independent registered public accounting firm for the audit of our annual financial statements for fiscal 2011 and fiscal 2010 and fees billed for audit-related services, tax services and all other services rendered by our independent registered public accounting firm for fiscal 2011 and fiscal 2010. The Audit Committee approved all of the fees presented in the table below.

	Independent Registered Public Accounting Firm Fees Paid Related to Fiscal 2011	Independent Registered Public Accounting Firm Fees Paid Related to Fiscal 2010
	Ernst & Young LLP	Ernst & Young LLP
Audit Fees:
Consolidated Audit(1)	$6,315,800	$4,530,375
International Statutory Audits(2)	2,077,910	2,442,745

	8,393,710	6,973,120

Audit-Related Fees(3)	886,100	771,353
Tax Fees (primarily compliance work)(4)	765,568	691,789

Total Fees	$10,045,378	$8,436,262

(1)	Principally fees for the audit of the Company’s annual financial statements, the audit of the effectiveness of the Company’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, the auditors’ review of the Company’s quarterly financial statements, and services provided in connection with the Company’s regulatory filings. For fiscal 2011, these fees also include $1,620,000 related to the audit of Marriott Vacations Worldwide Corporation’s historic financial statements.
(2)	Fees for statutory audits of our international subsidiaries.
(3)	Principally audits as required under our agreements with our hotel owners.
(4)	Principally tax compliance services related to our international entities.

EXECUTIVE AND DIRECTOR COMPENSATION

Report of the Compensation Policy Committee

The Compensation Policy Committee (the “Committee”), which is composed solely of independent members of the Board, assists the Board in fulfilling its responsibilities relating to executive compensation. The Committee is responsible for overseeing compensation programs that enable the Company to attract, retain and motivate executives capable of establishing and implementing business plans in the best interests of the shareholders. The Committee, on behalf of and in certain instances subject to the approval of the Board, reviews and approves compensation programs for certain senior officer positions. In this context, the Committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K. Following the reviews and discussions referred to above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and this proxy statement.

Members of the Compensation Policy Committee:

Steven S Reinemund, Chair

Mary K. Bush

Harry J. Pearce

Lawrence M. Small

Compensation Discussion and Analysis

This section explains the Company’s executive compensation program for the following “Named Executive Officers” (“NEOs”) for 2011:

J.W. Marriott, Jr.	Chairman and Chief Executive Officer
Arne M. Sorenson	President and Chief Operating Officer
Robert J. McCarthy	Group President
Anthony G. Capuano	Executive Vice President, Global Development
Carl T. Berquist	Executive Vice President and Chief Financial Officer

On December 13, 2011, the Company announced new positions for Messrs. Marriott, Sorenson and McCarthy as Executive Chairman, President & Chief Executive Officer and Chief Operations Officer, respectively, effective March 31, 2012.

Executive Summary

Background

Marriott is consistently recognized as a global hospitality leader. Each of the NEOs is a longstanding member of our senior management team. For example, J.W. Marriott, Jr., has over 50 years of hospitality experience with the Company and has led the Company’s growth from a family restaurant business to a global lodging company with more than 3,700 properties in 73 countries. In addition, our other NEOs collectively have over 75 years of hospitality experience with the Company.

To motivate our NEOs and align their focus with stockholders’ interests, the Company maintains an executive compensation program with the following key elements:

Element	Purpose
Base Salary	Provides the NEOs with a fixed level of compensation.
Annual Bonus	Encourages growth and profitability by rewarding the NEOs for their contributions to annual financial and operational goals.
Stock Awards	Align interests of the NEOs with the long-term interests of shareholders and attract and retain key talent.
Other Benefits	Support retirement planning and provide competitive benefits.

Our executive compensation program has remained substantially the same for many years and has proven to be an important factor in the Company’s long-term success. As explained further in the Philosophy section below, the Company continues to emphasize equity compensation as the most significant component of the NEOs’ total pay opportunity.

Company Performance in 2011

The Company exceeded its growth goals for fiscal year 2011 as well as its goals for RevPAR Index described below. The Company also had strong Guest Satisfaction and Associate Engagement survey results for the year. Actual revenues for 2011 were $12.3 billion and diluted earnings per share totaled $.55. The Company also completed the spin-off of its timeshare business on November 21, 2011, which the Company believes will create significant long-term shareholder value, including $400-450 million in cash tax benefits to the Company over the next three years. Despite the Company’s strong business performance in 2011, the Company’s stock price was negatively affected in 2011 by a number of factors which impacted the hospitality industry generally, including economic uncertainty and declining growth expectations in the U.S. and Europe, historic events in the Middle East, the earthquake and tsunami in Japan, and the European debt crisis.

Compensation Actions in 2011

As indicated above, the Company had a strong 2011 based on a number important performance measures. The spin-off of the Company’s timeshare business is also expected to provide significant long-term benefits and create shareholder value. Given these achievements, the Committee made the following key compensation decisions for 2011:

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Base Salary: The Committee determined NEO salary adjustments in February 2011. Each of the NEOs received a 3.5% annual salary increase, except for Mr. Berquist who received a salary increase of 5% based on a review of market data. The increases were consistent with the increase for all eligible management associates and with salary increases in the marketplace.

•	Annual Bonus: The Company maintains two bonus plans for its senior executives. The payouts under the plans for 2011 were:

–

Under the bonus plan that focuses exclusively on diluted earnings per share (“EPS”) results, the Committee determined that the Company achieved an adjusted diluted EPS of $1.36, which resulted in an above target but below maximum achievement level and corresponding bonus payments. In assessing performance under the bonus plan, the Committee adjusted the diluted EPS target to exclude timeshare business results for the period of the year following the Company’s spin-off of the timeshare business, and adjusted the diluted EPS results from diluted EPS determined under GAAP to exclude the impact of certain charges and costs recorded in connection with the spin-off. These adjustments are described in the discussion of Annual Bonuses below.

–	Under the bonus plan that targets a combination of individual and corporate performance measures, the Committee approved varying payouts that generally were above target for 2011 based on: (i) each NEO’s achieving certain key individual objectives; (ii) room growth being above target or at maximum achievement level; (iii) guest satisfaction and associate engagement surveys yielding above target and maximum results, respectively, and (iv) RevPAR Index results above target achievement level.

On a combined basis, the annual bonus plans resulted in an above target but less than maximum payout for each NEO for 2011. The following graph illustrates how the total amount of annual bonus paid to the NEOs has varied with changes in the Company’s annual diluted EPS results over the past ten years.

•

Equity Compensation: Consistent with general market practices and the Company’s philosophy that the primary component of NEO compensation should be in the form of long-term equity awards, the Committee awarded the majority of each NEO’s total pay opportunity (well over 50% for each NEO) in the form of stock awards, as reflected in the following chart.

Compensation Components for 2011

Annual stock awards were granted in February 2011 in an equal mix (based on grant date fair value) of restricted stock units (“RSUs”) and stock-settled stock appreciation rights (“SARs”), with a four-year pro rata vesting schedule. The grant date fair values of these awards are reported in the Summary Compensation Table and Grants of Plan-Based Awards for Fiscal 2011 table below.

•	Other Compensation: In 2011, the Company continued to offer limited perquisites and personal benefits that make up a very small portion of the NEOs’ total compensation.

Corporate Governance and Best Practices

Consistent with the Company’s commitment to executive compensation best practices, the Company continued the following NEO compensation practices for 2011:

–	The Company does not have employment contracts.

–	The Company does not offer a defined benefit pension plan.

–	The Company does not offer a supplemental executive retirement plan (SERP).

–	The Company does not provide tax gross-ups.

–	The Company does not have a severance plan for executives.

–	The Company does not provide “single trigger” change in control benefits.

–	The NEOs are subject to stock ownership guidelines.

–	The NEOs are subject to clawback requirements.

–	All associates and directors are prohibited from engaging in hedging or derivative transactions related to Marriott stock or securities.

–	The Committee retains an independent compensation consultant.

Philosophy

The Company believes that strong and consistent leadership is the key to long-term success in the hospitality industry. Marriott has a long history of delivering results for shareholders by relying on talented, hard-working employees (“associates”) who uphold the Company’s ideals and unique culture. Therefore, in designing and implementing its executive compensation program, the Company emphasizes the following three principles.

•	NEOs should be paid in a manner that contributes to long-term shareholder value. Therefore, equity compensation should be the most significant component of total pay opportunity for the NEOs.

•

Compensation should be designed to motivate the NEOs to perform their duties in ways that will help the Company achieve its short- and long-term objectives. This is achieved by offering an appropriate mix of cash and non-cash elements of pay.

•	The NEO compensation program must be competitive so that the Company can attract key talent from within and outside of our industry and retain key talent at costs consistent with market practice.

In setting NEO pay, the Committee recognizes that the Company’s annual financial results can fluctuate dramatically given the cyclical nature of the hospitality business and its sensitivity to the global economy. Therefore, the Committee emphasizes a long-term perspective when determining the appropriate total pay level and mix of pay, and it may make adjustments to NEO pay in its discretion to reflect one-time market events that otherwise could unduly enrich or penalize the NEOs.

The Company reinforces this long-term philosophy through its stock ownership guidelines which prescribe that each executive own Company stock with total value equal to a multiple of between one to four times (depending upon the executive’s position) his or her individual salary grade midpoint within five years of becoming subject to the guidelines. As of December 30, 2011, each NEO met these guidelines. Furthermore, consistent with the purposes of the stock ownership guidelines, the Company prohibits all associates and directors from engaging in short sale transactions or entering into any other hedging or derivative transaction related to Marriott stock or securities. In addition, as indicated in the discussion of Grants of Plan-Based Awards for Fiscal 2011 below, RSUs do not provide for accelerated distribution of shares upon retirement. As a result, executives have a continuing stake in the Company’s performance beyond the end of their employment, thereby strengthening their interest in the Company’s long-term success.

2011 “Say-on-Pay” Advisory Vote on Executive Compensation

The Company provided shareholders a “say-on-pay” advisory vote on its executive compensation in 2011 in accordance with Section 14A of the Exchange Act. At the Company’s 2011 Annual Meeting, shareholders expressed substantial support for the compensation of our NEOs with approximately 98% of the votes cast for approval of the “say-on-pay” advisory vote. The Committee carefully evaluated the results of the 2011 advisory vote. The Committee did not make any changes to our executive compensation program and policies as a result of the 2011 “say-on-pay” advisory vote. In addition to taking the “say-on-pay” advisory vote into account, the Committee considers many other factors in evaluating the Company’s executive compensation programs as discussed in this CD&A, including the cyclical nature of the hospitality business, the advice of the Compensation Consultant and input from Mr. Marriott, and positioning of the Company’s total pay opportunity at a level that is competitive in light of external data, each of which is evaluated in the context of the Committee’s fiduciary duty to act as the directors determine to be in shareholders’ best interests.

2011 Compensation

In designing and determining 2011 NEO pay, the Committee considered recommendations of the Company’s EVP, Chief Human Resources Officer, as well as the advice and recommendations of the Committee’s compensation consultant, Pearl Meyer & Partners (the “Compensation Consultant”) (see the discussion of the Compensation Consultant below). The Committee also sought input from Mr. Marriott regarding pay equity among the NEOs and his general knowledge of industry practice and trends. The Committee obtained input and approval from the full Board with regard to the compensation package for Messrs. Marriott and Sorenson (Messrs. Marriott, Sorenson and John Marriott III abstained from Board votes regarding compensation decisions).

In its determinations, the Committee does not set rigid, categorical guidelines or formulae to determine the elements and levels of compensation for the NEOs. Rather, it relies upon its collective judgment as applied to the challenges confronting the Company as well as subjective factors such as leadership ability, individual performance, retention needs and future potential as part of the Company’s management development and succession planning process.

Total Pay

As one consideration for setting NEO total pay opportunity, the Committee refers to the total pay of executives between the 50th and 75th percentiles of a broad-based and select group of companies described in the discussion of Market Data below. In our experience, this range of total compensation opportunity is aligned with our long-term performance expectations and typically is sufficient to attract and retain key executive talent. However, the Committee does not use this as a rigid standard but carefully reviews Company and individual performance, competitive recruiting and retention pressures, internal equity and succession plans. For example, although performance comparisons are difficult given the difference in size, customer distribution, geographic exposure and price tier distribution, the Committee considers historical, annual, and forecasted business results relative to other individual lodging companies to provide additional context for approving annual compensation actions. In addition, in reviewing relevant market data, the Committee may utilize discretion in determining the relevance of each survey. For 2011, the Committee took into account the fact that the surveys did not provide comparable data for executive officer positions reflecting Mr. McCarthy’s additional Global Brand Management and Sales and Marketing responsibilities. In addition, because the surveys do not reflect a relevant position match for Mr. Capuano, our Executive Vice President, Global Development, the Committee considered multiple factors, including supplemental review of market data, internal pay equity and Mr. Capuano’s historical contributions to the Company and his experience in the Marriott development organization. The supplemental review was comprised of publicly disclosed compensation data for development and real estate executives at other hotel companies. Finally, Mr. Sorenson’s equity pay, and therefore his total pay, was higher than the 75th percentile in recognition of his potential future contributions to the Company as well as retention considerations.

Base Salary

The Committee reviews individual base salaries for the NEOs each February for the current fiscal year. As a part of this review, the Committee considers whether base salary levels are commensurate with the executives’ responsibilities and the external market. For 2011, management recommended a 3.5% salary increase for each of the NEOs, except for Mr. Berquist for whom management recommended a salary increase of 5.0% based on a review of market data. The increases, as shown in the table below, were consistent with the increase for all eligible management associates and with salary increases in the marketplace. The Compensation Consultant reviewed and supported the recommendation which was approved by the Committee and, with respect to Messrs. Marriott and Sorenson, by the Board.

	2011 Base Salary ($)	2010 Base Salary ($)	2010 to 2011 Increase (%)
J.W. Marriott, Jr.	$1,304,876	$1,260,750	3.5%
Arne M. Sorenson	$1,007,831	$973,750	3.5
Robert J. McCarthy	$742,613	$717,500	3.5
Anthony G. Capuano	$583,481	$563,750	3.5
Carl T. Berquist	$678,038	$645,750	5.0

Annual Bonuses

To promote growth and profitability, the Company maintains two annual cash bonus plans: the Marriott International, Inc. Executive Officer Incentive Plan (“Incentive Plan”), which focuses on a diluted EPS objective, and the Marriott International, Inc. Executive Officer Individual Performance Plan (“Individual Plan”), which targets several other financial, operational and human capital objectives for the year. Together, the plans are designed to provide executives with appropriate compensation incentives to achieve identified annual corporate and individual performance objectives.

At its February 2011 meeting, the Committee approved the specific performance objectives under each bonus plan for 2011. In February 2012, after the release of the 2011 fiscal year audited financial results, the Committee reviewed each NEO’s performance against the stated performance objectives to determine the actual bonus payments, as discussed below. All of the Committee’s decisions regarding annual bonuses for Messrs. Marriott and Sorenson were subject to and received Board approval.

The potential awards under the Incentive Plan and Individual Plan for 2011 are reported in dollars in the Grants of Plan-Based Awards for Fiscal 2011 table, and the actual award amounts earned under the Incentive Plan and Individual Plan for 2011 are reported in dollars in the Summary Compensation Table following this Compensation Discussion and Analysis (“CD&A”). The respective weightings of the relevant performance measures and the aggregate target and actual payments for 2011 under the combined Incentive Plan and Individual Plan are displayed in the table below.

Name		Incentive Plan	Individual Plan
		Earnings Per Share	Individual Achievement	Room Growth	RevPAR Index	Associate Engagement	Guest Satisfaction	Total
J.W. Marriott, Jr.	Weight of Total Award (%)	60	15.0	10	5	5	5	100
	Target Award as % of Salary	75	18.755	12.5	6.25	6.25	6.25	125
	Actual Payout as % of Salary	105.44	26.57	19	6.9	9.5	8.2	175.54
Arne M. Sorenson	Weight of Total Award (%)	60	15.0	10	5	5	5	100
	Target Award as % of Salary	54	13.58	9	4.5	4.5	4.5	90
	Actual Payout as % of Salary	75.08	18.256	13.5	4.95	6.75	5.85	124.38
Robert J. McCarthy	Weight of Total Award (%)	60	15.0	10	5	5	5	100
	Target Award as % of Salary	45	11.255	7.5	3.75	3.75	3.75	75
	Actual Payout as % of Salary	63.73	15.252	11.5	4.15	5.75	4.95	105.33
Anthony G. Capuano	Weight of Total Award (%)	10	5.0	75	5	5	n/a	100
	Target Award as % of Salary	7.5	3.755	56.25	3.75	3.75	n/a	75
	Actual Payout as % of Salary	13.35	7.52	111.01	4.5	7.5	n/a	143.86
Carl T. Berquist	Weight of Total Award (%)	60	15.0	10	5	5	5	100
	Target Award as % of Salary	45	11.255	7.5	3.75	3.75	3.75	75
	Actual Payout as % of Salary	63.73	17.252	11.5	4.15	5.75	4.95	107.33

As reflected in the table, target awards range from 125% of salary for Mr. Marriott to 75% of salary for Messrs. McCarthy, Capuano and Berquist – target levels are unchanged from 2010. The Committee determined the differences in the target award percentages between NEOs primarily by considering internal factors, including pay equity with other executives, differences in responsibilities, significant promotions and future potential. The Committee also reviewed market data for each position to confirm that the bonus amounts payable upon achievement of target performance levels would result in total cash compensation (base salary plus bonus) that would be consistent with the ranges discussed above under “Total Pay.” The threshold award for each component other than Room Growth is equal to 25% of the target award. For the Room Growth component there is no threshold award (no payouts below target), except for Mr. Capuano who has a threshold award equal to 67% of the target award. The maximum award for each component is between 150% and 200% of the target award.

Incentive Plan

The Incentive Plan rewards executives for the Company’s achievement of pre-established Company financial objectives. The Incentive Plan payout represents 60% of the total annual bonus opportunity under the combined Incentive Plan and Individual Plan for all named executives other than Mr. Capuano, for whom it represents 10%. For Mr. Capuano, the largest relative component of his annual bonus opportunity is room growth, consistent with his primary area of responsibility.

In 2011, the Incentive Plan focused entirely on diluted EPS performance. The Company places a heavy emphasis on diluted EPS as a performance measure because diluted EPS is an important indicator of Company profitability and aligns the interests of management with those of shareholders. For the purpose of the Incentive Plan, the Company uses diluted EPS as reported under U.S. GAAP, as may be modified during the target-setting process for items that are not expected to have a direct impact on the business going forward. Although no such adjustments were made during the target-setting process for 2011, in February 2012 the Committee adjusted the diluted EPS target and diluted EPS results to reflect the spin-off of the Company’s timeshare business as described below.

For 2011, the Company established the diluted EPS target primarily through an extensive annual budgeting process whereby each hotel, timeshare property and individual corporate unit developed and submitted a budget. The Company then developed a consolidated Company budget considering external market factors such as global and domestic economic forecasts and lodging industry outlook, as well as internal factors such as current revenue from group bookings, expected unit growth for the year, and expected capital needs. The budget was reviewed and approved by the Board in February 2011. Considering these factors, the Committee set the diluted EPS target for 2011 at a level that the Committee believed was achievable but not certain to be met, which was $1.33, $0.53 higher than the target diluted EPS for 2010. However, in February 2012, the Committee adjusted the diluted EPS target by $0.04 to remove the budgeted contribution to diluted EPS of the timeshare business for the period of the year following its spin-off on November 21, 2011. The Committee concluded that this adjustment was appropriate because the early-2011 budgeting process for setting the diluted EPS target included a budget for full-year timeshare operations, since the exact timing of the spin-off could not be known at that time. The adjusted diluted EPS target was $1.29.

For 2011, each NEO was eligible to receive a bonus based on the Company’s achieved level of diluted EPS performance, as follows:

Diluted EPS Achievement vs. Target	Bonus Award	Payout as % of Target
Below 89%	No Bonus	0%
89%	Threshold Bonus	25%
100%	Target Bonus	100%
107% and Above	Maximum Bonus	150 to 200%

If the achievement falls between two of the stated performance achievement levels, the bonus payment is interpolated between the corresponding bonus levels. The specific performance level percentages were set by the Committee in consultation with the Compensation Consultant based on external market data as well as the Committee’s subjective judgment.

For 2011, the Company’s diluted EPS as reported under GAAP was $0.55. However, in determining the Incentive Plan payouts, the Committee adjusted this result to exclude the following after-tax items that resulted from preparing the Company’s timeshare business to operate as an independent public company as part of the spin-off: $234 million ($324 million before tax) of timeshare strategy-impairment charges, $25 million ($34 million before tax) of transaction costs related to the spin-off of the timeshare business, and $37 million of certain tax costs primarily reflecting a $34 million write-off of certain deferred tax assets transferred to MVW in conjunction with the spin-off as well as $3 million of other spin-off related tax costs. (This adjustment does not reflect any pro-forma amounts for licensing fees to be paid to Marriott International from the timeshare business nor does it adjust for other non-timeshare related items reflected in 2011 results.) The Committee approved this adjustment because the spin-off-related charges and costs were not taken into account at the time of the 2011 budgeting process, upon which the diluted EPS performance target was set, and therefore the Committee determined that it would be inappropriate to measure the NEOs’ achievement with respect to diluted EPS on the basis of diluted EPS results that were impacted by actions that the Company believes will enhance long-term shareholder value. The Committee further concluded that this focus on the expected long-term benefits of the spin-off is consistent with the philosophy that “NEOs should be paid in a manner that contributes to long-term shareholder value,” even considering the Company’s stock price during the year. The Company’s adjusted diluted EPS was $1.36, as shown below, which resulted in an above target but below maximum achievement level. Consequently for 2011, each NEO received an above target but below maximum payout under the Incentive Plan. The following table reconciles the Company’s 2011 reported GAAP diluted EPS to diluted EPS as adjusted (amounts are reported in millions, except per share amounts).

	As Reported	Impact of Certain Timeshare Impairment Charges and Costs	As Adjusted
Income (loss) from continuing operations	$198	$296	$494
Diluted shares	362.3	362.3	362.3
Earnings per share–diluted	$.55	$0.81	$1.36

Individual Plan

The Individual Plan emphasizes individual executive performance as well as measures of business/operating unit financial and operational performance such as revenue growth relating to newly developed rooms and associate engagement and guest satisfaction. In addition, a component for RevPAR Index was introduced for 2011. These performance factors are evaluated subjectively by the Committee and, like the diluted EPS target, are intended to establish high standards consistent with the Company’s quality goals, which are achievable but not certain to be met. The Company believes that these factors are critical to achieving success within the hospitality and service industry. The Individual Plan payout represents 40% (and for reasons described above, 90% for Mr. Capuano) of the executives’ total annual bonus opportunity, and the weighting of each performance factor varies slightly among the NEOs by position due to differences in responsibility. The Committee assesses each individual’s achievement of Individual Plan components and determines whether it is appropriate to pay out at or in between the threshold, target or maximum award levels or not to pay out at all under the Individual Plan.

The performance components for each NEO under the Individual Plan for 2011 were:

•

Individual Achievement: Each year the Company sets specific management objectives for the NEOs. Each NEO has a different set of objectives that is aligned to his unique responsibilities and role within the Company. The objectives are developed by the Chief Executive Officer and members of his executive team, and reviewed, modified as necessary and approved by the Committee (or the Board in the cases of Mr. Marriott’s and Mr. Sorenson’s management objectives). The management objectives generally are difficult to accomplish and are among the core duties of the positions. Examples of the types of management objectives are:

–	Improve Owner & Franchisee satisfaction levels;

–	Continue to develop and execute sales transformation strategy; and

–	Promote lodging industry interests on public policy issues such as global tourism and immigration reform.

The Committee applies a rigorous and largely subjective assessment of each NEO’s qualitative performance relative to the management objectives. The management objectives are not assigned specific weightings and may be modified by the Committee if a change in business circumstances warrants. The actual payments relating to management objectives are determined by the Committee based on its subjective assessment of each NEO’s job performance for the year. Maximum or above target payouts typically occur if the Committee views the NEO’s overall performance to have been superior after its review of the achievement levels for each of the objectives. For each of the five years preceding 2011, the NEOs received award levels varying from zero (in 2009 when the Committee and Board decided not to pay the portion of annual bonuses relating to individual performance, notwithstanding strong individual performance) to a maximum payout for the individual achievement portion of the Individual Plan. For 2011, each NEO achieved key individual objectives, including operational objectives such as the brand initiatives identified above.

•

Room Growth: Assessment of room growth was based on the number of rooms developed and a net present value estimate/calculation utilized by our management and Board in evaluating the potential performance of completed development projects. For 2011, the Company established the room growth target primarily through an extensive annual budgeting process whereby a budget was developed and submitted for each geographic region that was identified for potential growth. The Company’s Lodging Development Department consolidated the individual budgets and considered external market factors such as global and domestic economic forecasts and lodging industry outlook, as well as internal factors such as existing development resources. The room growth target for 2011, as reviewed and approved by the Board in February 2011, was 32,000 rooms approved for development and $394 million net present value, which was 8,200 rooms and $94 million net present value higher than the room growth targets for 2010.

For each NEO except Mr. Capuano, achievement of at least 118% of the room growth target results in a maximum component bonus payout; achievement of the target results in a threshold/target component bonus payout; and achievement of less than the target results in no component bonus payout. For Mr. Capuano, achievement of at least 176% of the target results in a maximum component bonus payout; achievement of the target results in a target component bonus payout; and achievement of 59% of the target results in a threshold component bonus payout. For 2011, the Company exceeded the maximum target for the number and net present value of rooms approved for development for all of the NEOs except Mr. Capuano. Mr. Capuano received an above target but below maximum payout for this bonus component.

•

Associate Engagement: For 2011, the Committee utilized a criteria based upon Associate Engagement but did not utilize the Owner/Franchisee satisfaction criteria as in past years because the Company did not conduct a formal Owner/Franchisee satisfaction survey for the year. Assessment of associate engagement is measured by the results of the Company’s annual associate engagement survey (conducted by a third party) as compared against external benchmark results provided by the third party company. Specifically, a maximum bonus component payout is provided for results that exceed the “Best Employer” benchmark; a threshold payout occurs for results that meet or exceed the “Professional Services” benchmark (a payout is interpolated for results between the two benchmarks); and no payout occurs for achievement of less than the “Professional Services” benchmark. For 2011, the Company exceeded the “Best Employer” benchmark, which demonstrated considerable leadership and commitment in a challenging economic environment. Consequently for 2011, each of the NEOs received a maximum payout for this bonus component.

•

Guest Satisfaction: Assessment of Guest Satisfaction is based on Company-wide satisfaction survey results for the year compared with pre-established goals, which is based on a compilation of survey results from numerous satisfaction surveys across the company’s brands. For 2011, achievement of 101% of the target results in a maximum component bonus payout: achievement of 100% of the target results in a target component bonus payout; achievement of 98% of the target results in a threshold component bonus payout (a payout is interpolated for results between target and maximum); and achievement of less than 98% of the target results in no payout under this bonus component. The annual goals are difficult to accomplish but not certain to be met. For 2011, each of the NEOs achieved guest satisfaction scores that correspond with an above target but below maximum bonus payout.

•

RevPAR Index: The Company retains a third party to collect and compile the data used to calculate a worldwide RevPAR Index. RevPAR Index is calculated for each hotel by comparing the hotel’s RevPAR to the aggregate RevPAR of a group of comparable hotels generally in the same market and lodging segment, stated as a percentage; worldwide RevPAR Index is a weighted average of the individual property results. In order for any payout to occur for the RevPAR Index portion, the Company’s worldwide RevPAR Index score must exceed 100.0, which indicates the Company has a premium RevPAR relative to its competitors. Once this baseline requirement is met, achievement of 1% increase over prior year RevPAR Index results in a maximum component bonus payout; achievement of 0% increase over prior year results in a target component bonus payout; achievement of -.3% over prior year results in a threshold component payout; and payouts are interpolated between these performance achievement levels. For 2011, the Company achieved an overall RevPAR Index score above 100.0 and a year-over-year increase of .2% resulting in an above target payout for this bonus component.

Supplemental Bonus

The Committee approved a supplemental one-time cash bonus of $250,000 for Mr. Berquist in recognition of his efforts toward the completion of the spin-off of the Company’s timeshare business in 2011.

Stock Awards

Annual Stock Awards

The Company grants equity compensation awards to the NEOs under the Marriott International, Inc. Stock and Cash Incentive Plan (the “Stock Plan”) on an annual basis. With four-year vesting conditions and the opportunity for long-term capital appreciation, the annual stock awards help the Company achieve its objectives of attracting and retaining key executive talent, linking NEO pay to long-term Company performance and aligning the interests of NEOs with those of shareholders.

The NEOs’ stock awards for 2011 were granted on February 17, 2011, in an equal mix (based on grant date fair value) of RSUs and SARs. The Committee believes that awarding an equal mix of RSUs and SARs achieves a balance between the significant upside potential of SARs, which have an exercise price equal to the Company’s stock price at grant and are highly sensitive to stock price movements, and RSUs which increase or decrease in value in substantially the same manner as does Company stock held by shareholders and thereby encourage NEOs to focus on sustained stock price performance.

Except for Mr. Capuano, the Committee set the annual stock award values for 2011 by reference to the 50th percentile of the external market data, subject to discretionary adjustments as explained earlier in the discussion of “Total Pay,” as follows:

	50th Percentile Market Data	2011 Stock Award Values
J.W. Marriott, Jr.	$6,022,600	$6,000,000
Arne M. Sorenson	$2,220,700	$4,000,000
Robert J. McCarthy	$1,869,200	$2,000,000
Carl T. Berquist	$1,624,000	$1,750,000

Mr. Capuano’s annual stock award for 2011 consisted of two parts. On February 17, 2011, he received a grant of RSUs and SARs in the same form and manner as the other NEOs, having an aggregate grant date value of $1,250,000. Because limited market data was available for Mr. Capuano’s position, the value of this award was determined based on the Committee’s consideration of internal pay equity and individual responsibility, in addition to the compensation of other lodging company development executives. In addition, on the same day, Mr. Capuano received a separate grant of RSUs which are substantially similar in form to the first grant of RSUs, except they remain unvested until the third anniversary of the grant date, at which time they vest in full assuming Mr. Capuano remains continuously employed during that period (other than in the case of death, disability or approved retirement which result in immediate vesting.) This award had a grant date value of $775,221, which is equal to the amount of his annual cash bonus for fiscal year 2010 paid in March 2011. The Committee established the separate RSU award based on the most recent annual cash bonus in order to further the objective of compensating Mr. Capuano primarily in recognition of his development activities. In addition, by imposing 3-year, time-based cliff vesting, this grant offers additional retention value and links Mr. Capuano’s pay with the long-term interests of shareholders. As further described in the discussion of Total Pay above, the Committee determined, in consultation with the Compensation Consultant, that Mr. Capuano’s total equity compensation (including both annual stock awards), as well as his total pay, are commensurate with the equity pay and total pay, respectively, of other development executives. The actual award values for 2011 are also reported in the Grants of Plan Based Awards for Fiscal 2011 Table below.

Supplemental Stock Awards

Supplemental stock awards (typically RSUs) tend to be infrequent and are presented for approval at quarterly Board meetings in recognition of special performance, promotions, assumption of additional responsibilities, to retain key talent or as a sign-on employment inducement. None of the NEOs received a supplemental stock award in 2011.

Realized Option Income

Similar to the historical analysis of how NEO annual bonuses vary with the Company’s annual diluted EPS results and thereby link pay with performance (described in the Executive Summary above), the proceeds recognized by the NEOs in 2011 from the exercise of options granted in prior years correspond to significant annual appreciation in the Company’s stock value over the periods in which such stock awards were outstanding. For example, during the period of over 15 years from when certain options were granted to him on November 7, 1996, and ending on the dates he exercised those options in 2011, Mr. Marriott realized approximately $4.9 million in compensation, and shareholders realized an approximate 159% appreciation in the Company’s stock value (or approximately 11% per year on average). The chart below displays the annual year-end intrinsic option value of these options and the corresponding shareholder return (stock appreciation and dividends).

Although not depicted in the table, other options exercised by Mr. Marriott during 2011 are listed in the Option Exercises and Stock Vested During Fiscal 2011 table, along with the corresponding shareholder return for the periods the options were outstanding. These and other options exercised by the NEOs in 2011 were held until the last year prior to their expiration. Long-term option holding has been a common practice for our NEOs in most years.

Potential Shareholder Dilution

When the Committee establishes stock award values each year, it reviews the potential impact of such awards on share utilization and potential shareholder dilution. The Committee believes that while stock awards are critical to aligning executives’ interests with those of shareholders, particularly for NEOs, it is also important to manage the potential shareholder dilution that results from stock awards and from management incentive plans overall. Prior to 2000, the Company granted stock options with a term of up to 15 years. These awards tend to remain outstanding for many years as executives often have held the options for all or much of their term. Outstanding but unexercised options will continue to contribute to potential shareholder dilution until they are exercised or until they expire in 2014. In recent years, the Company has typically sought to align compensation with stock performance by offering SARs with a 10-year term and RSUs that vest over four years. The Committee believes that these types of stock awards appropriately balance the impact on annual share utilization and the goal of providing an appropriate incentive for executive performance and retention, and are consistent with market practice.

Grant Timing and Pricing

The Company typically grants annual stock awards in February each year on the second business day following the release of its prior fiscal year annual earnings. This timing is designed to avoid the possibility that the Company could grant stock awards prior to the release of material, non-public information that may result in an increase or decrease in its stock price. Similarly, supplemental stock awards may be granted throughout the year, but not during any period beginning at 5:00 p.m. on the last day of a fiscal quarter and ending at 5:00 p.m. on the day following the Company’s earnings announcement for such quarter, or during any other black-out period.

Executives derive value from their options (granted prior to 2006) and stock-settled SARs based on the appreciation in the value of the underlying shares of Company stock. For purposes of measuring this appreciation, the Company sets the exercise or base price as the average of the high and low prices of the Company stock on the NYSE on the date the awards are granted. This average price valuation is common practice and offers no inherent pricing advantage to the executive or the Company.

Spin-off of Timeshare Business

In connection with the spin-off of the Company’s timeshare business, Marriott Vacations Worldwide Corporation (“MVW”), the NEOs (and all other Company stock award holders) received new stock awards of one share of MVW common stock for every ten shares of Marriott Class A common stock subject to Company stock awards immediately before the spin-off. The new MVW stock awards are administered under the Marriott Vacations Worldwide Corporation Stock and Cash Incentive Plan (“MVW Stock Plan”) and have terms substantially similar to those of the Company stock awards to which they relate. The exercise price of the Company and MVW options and SARs was adjusted or set in a manner that preserved for each NEO the aggregate intrinsic value of the Company awards as well as the ratio of the exercise price to the total value of the underlying stock immediately before the spin-off. No other adjustments were made to the NEOs’ compensation for the spin-off except for the computation of Incentive Plan bonus payments as explained above.

Other Compensation

Perquisites

The Company offers limited perquisites to its executives that make up a very small portion of total compensation for NEOs. One benefit that is consistent with practices within the hospitality industry is complimentary rooms, food and beverages at Company-owned, operated or franchised hotels and the use of hotel-related services such as Marriott-managed golf and spa facilities while on personal travel. These benefits are offered to encourage executive officers to visit and personally evaluate our properties. In addition, to enhance their efficiency and maximize the time that they can devote to Company business, NEOs are entitled to the use of the company jet for personal travel in limited circumstances. The Company also provides personal financial services to the NEOs and offers to reimburse the NEOs for the cost of an annual physical examination but has decided to eliminate these benefits commencing in 2012. The value of these benefits is included in the executives’ wages for tax purposes, and the Company does not provide tax gross-ups to the executives with respect to these benefits.

Other Benefits

Executives also may participate in the same Company-wide plans and programs offered to all eligible employees. Some of these benefits are paid for by the executives such as 401(k) plan elective deferrals, vision coverage, long- and short-term disability, group life and accidental death and dismemberment insurance, and health care and dependent care spending accounts. Other benefits are paid for or subsidized by the Company such as the 401(k) Company match, certain group medical and dental benefits, $50,000 free life insurance, business travel accident insurance and tuition reimbursement.

Nonqualified Deferred Compensation Plan

In addition to a tax-qualified 401(k) plan, the Company offers the NEOs and other senior management the opportunity to supplement their retirement and other tax-deferred savings under the Marriott International, Inc. Executive Deferred Compensation Plan (“EDC”). The Committee believes that offering this plan to executives is critical to achieve the objectives of attracting and retaining talent, particularly because the Company does not offer a defined benefit pension plan.

Under the EDC, NEOs may defer payment and income taxation of a portion of their salary and bonus. The plan also provides participants the opportunity for long-term capital appreciation by crediting their accounts with notional earnings (at a fixed annual rate of return of 5.5% for 2011), which is explained in the discussion of Nonqualified Deferred Compensation for Fiscal Year 2011 below.

The Company also may make a discretionary matching contribution to the NEOs’ EDC accounts for each fiscal year. The match is designed to make up for the approximate amount of matching contributions that would have been made under the Company’s tax-qualified section 401(k) plan but for the application of certain nondiscrimination testing and annual compensation limitations under the internal revenue code. For 2011, the Board approved a match, in two parts. The first part is a basic match equal to 50% of the first 2% of eligible compensation (as defined in the EDC up to $245,000) deferred by the NEO under the EDC for 2011. The second part is a supplemental match equal to 50% on the first 6% of eligible compensation deferred for 2011. The Board has discretion to adjust the actual match allocation based on fiscal year financial results.

The Company also may make an additional discretionary contribution to the NEOs’ EDC accounts based on subjective factors such as individual performance, key contributions and retention needs. There were no additional discretionary contributions for the NEOs in 2011.

Change in Control

The Company provides limited “double trigger” change in control benefits under the Stock Plan and the EDC. The Committee believes that, with these carefully structured benefits, the NEOs would be better able to perform their duties with respect to any potential proposed corporate transaction without the influence of or distraction by concerns about how their personal employment or financial status will be affected. In addition, the Committee believes that shareholder interests are protected and enhanced by providing greater certainty regarding executive pay obligations in the context of planning and negotiating any potential corporate transactions.

Under these arrangements, in the event that a NEO is terminated by the Company other than for the executive’s misconduct or the executive resigns for good reason (as defined under the Stock Plan) during the period beginning three months before and ending 12 months following a change in control (as defined under the Stock Plan) of the Company, the NEO will immediately vest in all unvested equity awards and EDC balances. In those circumstances, all options and SARs will be exercisable until the earlier of the original expiration date of the awards or twelve months (or in the case of an approved retiree, five years) following the termination of employment, and all other stock awards shall be immediately distributed following the later of the termination of employment or the change in control event. In addition, any cash incentive payments under the Incentive Plan and Individual Plan will be made immediately based on the target performance level, pro-rated based on the days worked during the year until the NEO’s date of termination in connection with or following a change in control.

The Company does not provide for tax gross-ups on these benefits, but instead limits the benefits to avoid adverse tax consequences to the Company. Specifically, each of these benefits is subject to a cut-back, so that the benefit will not be provided to the extent it would result in the loss of a tax deduction by the Company or imposition of excise taxes under the “golden parachute” excess parachute payment provisions of the Internal Revenue Code. The discussion of Payments Upon Termination or Change in Control below includes a table that reflects the year-end intrinsic value of unvested stock awards, unvested EDC accounts and cash incentive payments under the Incentive Plan that each NEO would receive due to an involuntary termination of employment in connection with a change in control.

Clawbacks

In addition to the clawback provisions of the Sarbanes-Oxley Act that apply to the Chief Executive Officer and Chief Financial Officer, the Company’s Stock Plan includes a separate clawback provision that applies to all equity awards issued to all of the NEOs. Under the Stock Plan, the Company has the authority to limit or eliminate the ability of any executive to exercise options and SARs or to receive a distribution of Company stock under RSUs or other stock awards if the executive engages in criminal or tortious conduct that is injurious to the Company or engages in competition with the Company.

The Committee adopted a policy under which, beginning in 2012, it has discretion to require reimbursement of any annual bonus payment awarded to an NEO if the amount of such bonus payment is calculated based upon the achievement of certain financial results that are required to be restated, provided that such discretion may only be exercised if the NEO has engaged in intentional misconduct that caused or partially caused the need for the restatement. The amount of the reimbursement would be the difference in the bonus determined before and after the restatement. The Company continues to monitor new guidance as it becomes available with respect to the clawback requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act and will modify its executive compensation programs accordingly when they go into effect.

Independent Compensation Consultant

As noted above, the Committee selected and retained the Compensation Consultant to assist the Committee in establishing and implementing executive and director compensation strategy. The Compensation Consultant reports to and is instructed in its duties by the Committee and carries out its responsibilities in coordination with the Human Resources Department. Other than providing executive compensation survey data to the Company as described below, the Compensation Consultant performs no other services for the Company.

Market Data

The external market data utilized by the Company for 2011 includes several broad, revenue-based surveys as well as a custom survey of companies specifically selected by the Committee. The Committee believes, based on the advice of the Compensation Consultant, that the companies participating in the revenue-based and custom surveys represent the broad pool of executive talent for which the Company competes.

In general, the revenue-based surveys used as a market reference for NEO pay include companies with median annual revenue ranging from $10 billion to $20 billion. For 2011, the surveys were the CHiPS Executive & Senior Management Total Compensation Survey, the Hewitt TCM General Industry Executive Total Compensation Survey, the Towers Watson CDB Executive Compensation Database, and the Fred Cook Survey of Long-Term Incentives. The Committee did not consider the individual companies in the revenue-based surveys when making compensation decisions.

The custom survey consists of consumer product and service companies selected by the Committee on the basis of their similarity to the Company on a number of financial and non-financial metrics and based on their shared emphasis on customer service and brand image. The metrics used for selecting the custom survey companies for 2011 included annual revenue, annual net income, total assets, market capitalization, enterprise value and number of employees. Other factors considered were performance measures such as revenue growth, net income growth, EPS growth, return on equity and total shareholder return. The Committee does not apply specific weights to these factors. For 2011, the companies in the custom survey included:

AMR	H.J. Heinz	McDonalds	Walt Disney
Colgate-Palmolive	Hyatt Hotels	MGM Resorts International	Wyndham
Darden Restaurants	J.C. Penney	Nordstrom	Yum! Brands
FedEx	Kellogg	Royal Caribbean Cruises
General Mills	Kimberly-Clark	Starwood Hotels & Resorts

The list of custom survey companies was the same as in 2010 except for the removal of American Express and Target and the addition of Hyatt Hotels, MGM Mirage and Royal Caribbean Cruises.

These changes were made to include more companies in the hospitality industry. The Human Resources Department and the Compensation Consultant advised the Committee that the survey results for 2011 were an appropriate market data reference point.

Risk Considerations

The Committee considered risk in determining 2011 NEO compensation and believes that the following aspects of NEO pay discourage unreasonable or excessive risk-taking by executives:

•

Base salary levels are commensurate with the executives’ responsibilities (and the external market) so that the executives are not motivated to take excessive risks to achieve an appropriate level of financial security.

•	Annual bonus plans include a diverse mix of corporate and individual performance metrics.

•	Annual bonus opportunities are capped so that no payout exceeds a specified percentage of salary, thereby moderating the impact of short-term incentives.

•

The Committee and the Board have discretion to decrease annual bonus payouts, for example, if they believe the operational or financial results giving rise to those payouts are unsustainable or if they believe the payout would unfairly reward the NEOs for events that are unrelated to their performance.

•	The mix of short- and long-term incentives is balanced so that at least 50% of total pay opportunity is in the form of long-term equity awards.

•	Annual stock awards are granted as an equal mix of SARs and RSUs that generally vest over 4 years which together encourage the NEOs to focus on sustained stock price performance.

•

The Committee reviews and compares total compensation and each element of compensation to external market data to confirm that compensation is within an acceptable range relative to the external market.

•	The NEOs are subject to clawback provisions (as discussed above).

•	Stock ownership guidelines align the long-term interests of NEOs with the interests of shareholders.

•	All associates and directors are prohibited from engaging in hedging or derivative transactions related to Marriott stock or securities.

Tax Considerations

Internal Revenue Code Section 162(m) limits the Company’s federal income tax deduction for compensation in excess of one million dollars paid to NEOs except for the Chief Financial Officer. However, performance-based compensation can be excluded from the limitation so long as it meets certain requirements. The Committee expects that NEO pay attributable to the grants of SARs and options will satisfy the requirements for exemption under Section 162(m).

RSUs vested in 2011 and compensation under the annual bonus plans for 2011 did not meet the requirements for exemption as performance-based compensation under Section 162(m). However, the Committee believes that the value of preserving the ability to structure compensation programs to meet a variety of corporate objectives, such as equity dilution management, workforce planning, customer satisfaction and other non-financial business requirements, justifies the cost of potentially being unable to deduct a portion of the executives’ compensation.

Executive Compensation Tables and Discussion

Summary Compensation Table

The following Summary Compensation Table shows the compensation we paid in fiscal years 2009, 2010 and 2011 to our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option/ SAR Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
J.W. Marriott, Jr.	2011	1,304,876			2,920,770	3,000,022	2,290,578	198,667	379,600	10,094,513
Chairman and Chief Executive Officer	2010	1,253,063			2,875,083	2,875,300	2,268,419	137,247	349,004	9,758,116
	2009	1,182,692			0	0	0	104,213	292,694	1,579,599

Arne M. Sorenson	2011	1,007,831			1,947,127	2,000,014	1,253,540	24,764	94,765	6,328,041
President and Chief Operating Officer	2010 2009	967,813 859,538			1,600,075 2,450,039	1,600,164 950,001	1,243,059 0	16,203 9,708	34,346 11,025	5,461,660 4,280,311

Robert J. McCarthy	2011	742,613			973,643	1,000,007	782,192	27,962	56,007	3,582,424
Group President	2010	713,125			875,016	875,095	778,162	18,017	12,580	3,271,995
	2009	659,535			1,150,011	400,020	0	10,830	161,025	2,381,421

Anthony G. Capuano	2011	583,481			1,363,211	625,060	839,396	5,684	53,296	3,470,128
Executive Vice President and Chief Development Officer

Carl T. Berquist	2011	678,038	250,000	(6)	851,977	875,046	727,739	16,093	51,727	3,450,620
Executive Vice President and Chief Financial Officer	2010	641,812			750,106	750,087	700,345	9,641	12,580	2,864,571

(1)	This column reports all amounts earned as salary during the fiscal year, whether paid or deferred under certain Company employee benefit plans.
(2)	The value reported for Stock Awards and Option/SAR awards is the aggregate grant date fair value of the awards granted in the fiscal year as determined in accordance with accounting guidance for share-based payments, although the Company recognizes the value of the awards for financial reporting purposes over the service period of the awards. The assumptions for making the valuation determinations are set forth in the footnotes captioned “Share-Based Compensation” to our financial statements in each of the Company’s Forms 10-K for fiscal years 2009 through 2011. The figures presented for fiscal years 2009 and 2010 report the value of RSUs without a reduction for dividends and dividend equivalents that are not payable on those RSUs. For additional information on 2011 awards, see the Grants of Plan-Based Awards for Fiscal 2011 table, below.
(3)	This column reports all amounts earned under the Company’s Incentive Plan and Individual Plan during the fiscal year, which were paid in February 2012 unless deferred under certain Company employee benefit plans.
(4)	The values reported equal the earnings credited to accounts in the EDC to the extent they were credited at a rate of interest exceeding 120% of the applicable federal long-term rate, as discussed below under “Nonqualified Deferred Compensation for Fiscal year 2011.”
(5)	All Other Compensation consists of the following:

•	Company contributions to the Company’s qualified 401(k) plan

•	Company contributions to the Company’s non-qualified Executive Deferred Compensation Plan

•	Perquisites and personal benefits including:

–	Personal financial services

–	Tax return preparation and advisory services

–	Executive physical

–	Personal use of the Company jet

–	Rooms, food and beverages at Company-owned, operated or franchised hotels while on personal travel and use of other hotel-related services such as golf and spa facilities at Company-managed properties.

The values in this column do not include perquisites and personal benefits that were less than $10,000 in aggregate for each NEO for the fiscal year. The following table identifies the total amount the Company contributed to each NEO’s qualified 401(k) plan and non-qualified EDC for fiscal year 2011. It also specifies values for perquisites and personal benefits for each NEO that comprise more than the greater of 10% of his aggregate perquisites or personal benefits or $25,000.

Name	Company Contributions to the 401(k) Plan ($)	Company Contributions to the Executive Deferred Compensation Plan ($)	Personal Use of the Company Jet ($)	Executive Life Insurance ($)	Personal Financial Services ($)	Other ($)
Mr. Marriott	7,963	93,672	82,547	104,348	91,070	—
Mr. Sorenson	7,963	69,937	—	—	—	16,865
Mr. McCarthy	7,963	48,044	—	—	—	—
Mr. Capuano	7,963	10,317	—	—	—	35,016
Mr. Berquist	7,963	43,764	—	—	—	—

The value of the personal use of the Company jet is the sum of:

•	allocable flight-specific costs of the personal flights (including, where applicable, return flights with no passengers) such as landing fees, crew costs and other related items, and
•

the product of (i) all other costs of maintaining and flying the jet for the billable year other than certain fixed expenses such as pilot compensation, management fee and hangar rental costs, multiplied by (ii) a fraction the numerator of which is the individual’s personal flight hours on the jet for the billable year and the denominator of which is the total flight hours of the jet for the billable year.

Although amounts are reported for aircraft use during the Company’s fiscal year, incremental cost is calculated on the basis of a December 1 through November 30 billable year, which reflects the contract service period used for billing by a third-party aircraft management company.

The value reported as executive life insurance for Mr. Marriott is the economic benefit (equal to the increase in cash surrender value for 2011) from certain life insurance policies held by a trust for the benefit of the Marriott family to which the Company contributed premiums from 1996 through 2002. As explained under “Transactions with Related Persons” below, the Company has no interest in these policies as of August 24, 2011. The value reported as personal financial services for Mr. Marriott is the pro rata cost for compensation of the Company employee who delivered the financial services. As noted above, this benefit will no longer be offered beginning in 2012.

(6)	This column reports a supplemental bonus relating to the spin-off of the Company’s timeshare business, as addressed in the CD&A.

Grants of Plan-Based Awards for Fiscal 2011

The following table shows the plan-based awards granted to the NEOs in 2011.

Name	Award Type	Grant Date(1)	Approval Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: (Number of Shares of Stock or Units) (#)	All Other Option/ SAR Awards: (Number of Securities Underlying Options/ SARs) (#)	Exercise or Base Price ($/sh)	Closing Price on Grant Date ($/sh)(3)	Grant Date Fair Value of Stock/Option/ SAR Awards ($)(4)
				Threshold ($)	Target ($)	Maximum ($)
Mr. Marriott	Incentive Plan			244,664	978,657	1,487,559	—	—	—	—	—
	Individual Plan			122,332	652,438	991,706	—	—	—	—	—
	RSU	2/17/11	2/10/11	—	—	—	73,460	—	—	—	2,920,770
	SAR	2/17/11	2/10/11	—	—	—	—	190,236	40.84	40.96	3,000,022

Mr. Sorenson	Incentive Plan			136,057	544,229	816,343	—	—	—	—	—
	Individual Plan			68,029	362,819	544,229	—	—	—	—	—
	RSU	2/17/11	2/10/11	—	—	—	48,972	—	—	—	1,947,127
	SAR	2/17/11	2/10/11	—	—	—	—	126,824	40.84	40.96	2,000,014

Mr. McCarthy	Incentive Plan			83,544	334,176	512,403	—	—	—	—	—
	Individual Plan			41,772	222,784	341,602	—	—	—	—	—
	RSU	2/17/11	2/10/11	—	—	—	24,488	—	—	—	973,643
	SAR	2/17/11	2/10/11	—	—	—	—	63,412	40.84	40.96	1,000,007

Mr. Capuano	Incentive Plan			10,940	43,761	87,522	—	—	—	—	—
	Individual Plan			235,216	393,850	787,699	—	—	—	—	—
	RSU	2/17/11	2/10/11	—	—	—	34,286	—	—	—	1,363,211
	SAR	2/17/11	2/10/11	—	—	—	—	39,636	40.84	40.96	625,060

Mr. Berquist	Incentive Plan			76,279	305,117	467,846	—	—	—	—	—
	Individual Plan			38,140	203,411	311,897	—	—	—	—	—
	RSU	2/17/11	2/10/11	—	—	—	21,428	—	—	—	851,977
	SAR	2/17/11	2/10/11	—	—	—	—	55,488	40.84	40.96	875,046

(1)	“Grant Date” applies to equity awards reported in the All Other Stock Awards and All Other Option/SAR Awards columns. The Board approved the annual stock awards at its February 10, 2011 meeting. Pursuant to the Company’s equity compensation grant procedures described in the CD&A, the grant date of these awards was February 17, 2011, the second trading day following the release of the Company’s 2010 earnings.
(2)	The amounts reported in these columns include potential payouts corresponding to achievement of the threshold, target and maximum performance objectives under the Company’s annual cash incentive plans.
(3)	This column represents the final closing price of the Company’s Class A common stock on the NYSE on the date of grant. However, pursuant to the Company’s equity compensation grant procedures, the awards were granted with an exercise or base price equal to the average of the high and low stock price of the Company’s Class A common stock on the NYSE on the date of grant.
(4)	The value reported for Stock Awards and Option/SAR awards is the aggregate grant date fair value of the awards granted in 2011 as determined in accordance with accounting standards for share-based payments, although the Company recognizes the value of the awards for financial reporting purposes over the service period of the awards. The assumptions for making the valuation determinations are set forth in the footnotes captioned “Share-Based Compensation” to our financial statements in each of the Company’s Forms 10-K for the fiscal years 2009 through 2011. The figures represented for fiscal years 2009 and 2010 report the value of RSUs without a reduction for the dividends and dividend equivalents that are not payable on those RSUs.

The Grants of Plan-Based Awards table reports the dollar value of cash-based annual incentive plan awards (at their threshold, target and maximum achievement levels) and the number and grant date fair value of RSUs and SARs granted under the Stock Plan to each NEO during the 2011 fiscal year. With regard to cash incentives, this table reports the range of potential amounts that could have been earned by the executive under the Incentive Plan and the Individual Plan for 2011, whereas the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table reports the actual value earned by the executive for 2011 under both plans.

Annual SAR and RSU grants under the Stock Plan typically vest 25% on each of the first four anniversaries of their grant date, contingent on continued employment with the Company. As described in the discussion of Stock Awards in the CD&A, Mr. Capuano received an additional grant of RSUs with 3-year cliff-vesting based on continued employment. Even when vested, an executive may lose the right to exercise or receive a distribution of any outstanding stock awards if the executive terminates employment due to serious misconduct as defined in the Stock Plan, or if the Committee determines that the executive has engaged in competition with the Company or has engaged in criminal conduct or other behavior that is actually or potentially harmful to the Company. In addition, under the terms of their RSU awards, NEOs do not receive an accelerated distribution of shares upon retirement from the Company, but must continue to wait for the scheduled distribution dates following retirement specified in their awards. The Company believes that these provisions serve its objectives of retention and aligning the executives’ long-term interests to those of the Company. These awards do not offer dividend or voting rights until they vest (in the case of RSUs) or are exercised (in the case of SARs) and shares are issued to the grantee.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table shows information about outstanding Company options, SARs, RSU and deferred stock bonus (“DSB”) awards at December 30, 2011, our fiscal year-end. This table also includes MVW stock awards resulting from adjustments to the Company stock awards for the spin-off of the timeshare business, and reflects adjustments to the Exercise Price of options and SARs resulting from the spin-off. The Intrinsic Value and Market Value figures for the Company stock awards are based on the closing price as of December 30, 2011 of the Company’s Class A common stock, which was $29.17. The Intrinsic Value and Market Value figures for the MVW stock awards are based on the closing price of MVW’s common stock (traded on the New York Stock Exchange under ticker symbol VAC) as of December 30, 2011, which was $17.16. The reported Grant Dates for the MVW stock awards are the same as the grant dates for the related Company stock awards, as explained in the CD&A above.

Name	Grant Date	Award Type	Option/SAR Awards							Stock Awards
			Number of Securities Underlying Unexercised Options/SARs Exercisable/ Unexercisable (#)			Option/ SAR Exercise Price ($)	Option/ SAR Expiration Date	Option/SAR Intrinsic Value ($) Exercisable/ Unexercisable		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mr. Marriott	11/6/97	MAR Options	137,602	—		14.627	11/6/12	2,001,146	—	—		—
	11/6/97	MAR Options	137,600	—		14.3915	11/6/12	2,033,522	—	—		—
	11/6/97	MVW Options	13,760	—		8.9138	11/6/12	113,468	—	—		—
	11/6/97	MVW Options	13,760	—		8.7702	11/6/12	115,444	—	—		—
	2/6/03	MAR Options	1,130,000	—		14.2374	2/6/13	16,873,838	—	—		—
	2/6/03	MVW Options	113,000	—		8.6763	2/6/13	958,658	—	—		—
	11/5/98	MAR Options	384,000	—		13.299	11/5/13	6,094,464	—	—		—
	11/5/98	MVW Options	38,400	—		8.1044	11/5/13	347,735	—	—		—
	2/5/04	MAR Options	658,800	—		21.4998	2/5/14	5,053,128	—	—		—
	2/5/04	MVW Options	65,880	—		13.1021	2/5/14	267,334	—	—		—
	11/4/99	MAR Options	600,000	—		15.6259	11/4/14	8,126,460	—	—		—
	11/4/99	MVW Options	60,000	—		9.5225	11/4/14	458,250	—	—		—
	2/10/05	MAR Options	246,000	—		30.3127	2/10/15	—	—	—		—
	2/10/05	MVW Options	24,600	—		18.4727	2/10/15	—	—	—		—
	2/19/08	MAR SARs	335,478	111,826	(1)	33.4986	2/19/18	—	—	—		—
	2/19/08	MVW SARs	33,546	11,184	(1)	20.4142	2/19/18	—	—	—		—
	2/16/10	MAR SARs	69,647	208,941	(1)	25.4397	2/16/20	259,804	779,413	—		—
	2/16/10	MVW SARs	6,964	20,894	(1)	15.5031	2/16/20	11,539	34,619	—		—
	2/17/11	MAR SARs	—	190,236	(1)	38.4942	2/17/21	—	—	—		—
	2/17/11	MVW SARs	—	19,023	(1)	23.4585	2/17/21	—	—	—		—
		MAR RSUs	—	—		—		—	—	153,353	(2)	4,473,307
		MVW RSUs	—	—		—		—	—	15,335.3	(2)	263,154

Mr. Sorenson	2/19/02	MAR Options	220,000	—		17.7578	2/19/12	2,510,684	—	—		—
	2/19/02	MVW Options	22,000	—		10.8217	2/19/12	139,443	—	—		—
	11/6/97	MAR Options	14,312	—		14.627	11/6/12	208,139	—	—		—
	11/6/97	MAR Options	14,312	—		14.3915	11/6/12	211,510	—	—		—
	11/6/97	MVW Options	1,431	—		8.9138	11/6/12	11,800	—	—		—
	11/6/97	MVW Options	1,431	—		8.7702	11/6/12	12,006	—	—		—
	2/6/03	MAR Options	320,000	—		14.2374	2/6/13	4,778,432	—	—		—
	2/6/03	MVW Options	32,000	—		8.6763	2/6/13	271,478	—	—		—
	11/5/98	MAR Options	90,000	—		13.299	11/5/13	1,428,390	—	—		—
	11/5/98	MVW Options	9,000	—		8.1044	11/5/13	81,500	—	—		—
	2/5/04	MAR Options	197,640	—		21.4998	2/5/14	1,515,938	—	—		—
	2/5/04	MVW Options	19,764	—		13.1021	2/5/14	80,200	—	—		—
	4/29/04	MAR Options	300,000	—		22.4329	4/29/14	2,021,130	—	—		—
	4/29/04	MVW Options	30,000	—		13.6707	4/29/14	104,679	—	—		—

Name	Grant Date	Award Type	Option/SAR Awards							Stock Awards
			Number of Securities Underlying Unexercised Options/SARs Exercisable/ Unexercisable (#)			Option/ SAR Exercise Price ($)	Option/ SAR Expiration Date	Option/SAR Intrinsic Value ($) Exercisable/ Unexercisable		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
	11/4/99	MAR Options	150,000	—		15.6259	11/4/14	2,031,615	—	—		—
	11/4/99	MVW Options	15,000	—		9.5225	11/4/14	114,563	—	—		—
	2/10/05	MAR Options	147,600	—		30.3127	2/10/15	—	—	—		—
	2/10/05	MVW Options	14,760	—		18.4727	2/10/15	—	—	—		—
	2/13/06	MAR SARs	133,600	—		32.4853	2/13/16	—	—	—		—
	2/13/06	MVW SARs	13,360	—		19.7967	2/13/16	—	—	—		—
	2/12/07	MAR SARs	88,400	—		46.2137	2/12/17	—	—	—		—
	2/12/07	MVW SARs	8,840	—		28.1628	2/12/17	—	—	—		—
	2/19/08	MAR SARs	107,937	35,979	(1)	33.4986	2/19/18	—	—	—		—
	2/19/08	MVW SARs	10,791	3,600	(1)	20.4142	2/19/18	—	—	—		—
	2/17/09	MAR SARs	93,504	93,504	(1)	13.8085	2/17/19	1,436,362	1,436,362	—		—
	2/17/09	MVW SARs	9,350	9,350	(1)	8.415	2/17/19	81,766	81,766	—		—
	2/16/10	MAR SARs	38,760	116,280	(1)	25.4397	2/16/20	144,586	433,759	—		—
	2/16/10	MVW SARs	3,876	11,628	(1)	15.5031	2/16/20	6,422	19,266	—		—
	2/17/11	MAR SARs	—	126,824	(1)	38.4942	2/17/21	—	—	—		—
	2/17/11	MVW SARs	—	12,682	(1)	23.4585	2/17/21	—	—	—		—
		MAR RSUs	—	—		—		—	—	158,355	(3)	4,619,215
		MVW RSUs	—	—		—		—	—	15,835.5	(3)	271,737

Mr. McCarthy	2/6/03	MAR Options	120,600	—		14.2374	2/6/13	1,800,872	—	—		—
	2/6/03	MVW Options	12,060	—		8.6763	2/6/13	102,313	—	—		—
	2/5/04	MAR Options	65,880	—		21.4998	2/5/14	505,313	—	—		—
	2/5/04	MVW Options	6,588	—		13.1021	2/5/14	26,733	—	—		—
	2/10/05	MAR Options	25,720	—		30.3127	2/10/15	—	—	—		—
	2/10/05	MVW Options	2,572	—		18.4727	2/10/15	—	—	—		—
	2/13/06	MAR SARs	57,192	—		32.4853	2/13/16	—	—	—		—
	2/13/06	MVW SARs	5,719	—		19.7967	2/13/16	—	—	—		—
	2/12/07	MAR SARs	37,300	—		46.2137	2/12/17	—	—	—		—
	2/12/07	MVW SARs	3,730	—		28.1628	2/12/17	—	—	—		—
	2/19/08	MAR SARs	46,677	15,559	(1)	33.4986	2/19/18	—	—	—		—
	2/19/08	MVW SARs	4,665	1,558	(1)	20.4142	2/19/18	—	—	—		—
	2/17/09	MAR SARs	39,372	39,372	(1)	13.8085	2/17/19	604,813	604,813	—		—
	2/17/09	MVW SARs	3,936	3,938	(1)	8.415	2/17/19	34,420	34,438	—		—
	2/16/10	MAR SARs	21,197	63,591	(1)	25.4397	2/16/20	79,071	237,214	—		—
	2/16/10	MVW SARs	2,119	6,359	(1)	15.5031	2/16/20	3,511	10,536	—		—
	2/17/11	MAR SARs	—	63,412	(1)	38.4942	2/17/21	—	—	—		—
	2/17/11	MVW SARs	—	6,341	(1)	23.4585	2/17/21	—	—	—		—
		MAR DSB	—	—		—	—	—	—	343	(4)	10,005
		MVW DSB	—	—		—	—	—	—	34.3	(4)	589
		MAR RSUs	—	—		—	—	—	—	83,703	(5)	2,441,617
		MVW RSUs	—	—		—	—	—	—	8,370.3	(5)	143,634

Mr. Capuano	2/19/08	MAR SARs	18,975	6,325	(1)	33.4986	2/19/18	—	—	—		—
	2/19/08	MVW SARs	1,896	634	(1)	20.4142	2/19/18	—	—	—		—
	8/7/08	MAR SARs	12,046	12,046	(1)	25.8827	8/7/18	39,599	39,599	—		—
	8/7/08	MVW SARs	1,204	1,205	(1)	15.773	8/7/18	1,670	1,671	—		—
	2/17/11	MAR SARs	—	39,636	(1)	38.4942	2/17/21	—	—	—		—
	2/17/11	MVW SARs	—	3,963	(1)	23.4585	2/17/21	—	—	—		—
		MAR RSUs	—	—		—	—	—	—	118,964	(6)	3,470,180
		MVW RSUs	—	—		—	—	—	—	11,896.4	(6)	204,142

Mr. Berquist	12/2/02	MAR Options	75,000	—		16.9708	12/2/12	914,940	—	—		—
	12/2/02	MVW Options	7,500	—		10.3421	12/2/12	51,134	—	—		—
	2/6/03	MAR Options	75,400	—		14.2374	2/6/13	1,125,918	—	—		—
	2/6/03	MVW Options	7,540	—		8.6763	2/6/13	63,967	—	—		—
	2/5/04	MAR Options	59,320	—		21.4998	2/5/14	454,996	—	—		—
	2/5/04	MVW Options	5,932	—		13.1021	2/5/14	24,071	—	—		—
	2/10/05	MAR Options	40,240	—		30.3127	2/10/15	—	—	—		—
	2/10/05	MVW Options	4,024	—		18.4727	2/10/15	—	—	—		—
	2/13/06	MAR SARs	18,112	—		32.4853	2/13/16	—	—	—		—
	2/13/06	MVW SARs	1,811	—		19.7967	2/13/16	—	—	—		—
	2/12/07	MAR SARs	11,976	—		46.2137	2/12/17	—	—	—		—
	2/12/07	MVW SARs	1,197	—		28.1628	2/12/17	—	—	—		—
	2/19/08	MAR SARs	26,256	8,752	(1)	33.4986	2/19/18	—	—	—		—
	2/19/08	MVW SARs	2,625	875	(1)	20.4142	2/19/18	—	—	—		—
	3/3/08	MAR SARs	10,641	3,547	(1)	32.1507	3/3/18	—	—	—		—
	3/3/08	MVW SARs	1,062	356	(1)	19.5928	3/3/18	—	—	—		—
	8/7/08	MAR SARs	30,116	30,116	(1)	25.8827	8/7/18	99,000	99,000	—		—
	8/7/08	MVW SARs	3,010	3,013	(1)	15.773	8/7/18	4,175	4,179	—		—
	2/16/10	MAR SARs	18,169	54,507	(1)	25.4397	2/16/20	67,776	203,327	—		—

Name	Grant Date	Award Type	Option/SAR Awards							Stock Awards
			Number of Securities Underlying Unexercised Options/ SARs Exercisable/ Unexercisable (#)			Option/ SAR Exercise Price ($)	Option/ SAR Expiration Date	Option/ SAR Intrinsic Value ($) Exercisable/ Unexercisable		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
	2/16/10	MVW SARs	1,816	5,451	(1)	15.5031	2/16/20	3,009	9,032	—		—
	2/17/11	MAR SARs	—	55,488	(1)	38.4942	2/17/21	—	—	—		—
	2/17/11	MVW SARs	—	5,548	(1)	23.4585	2/17/21	—	—	—		—
		MAR RSUs	—	—		—		—	—	53,104	(7)	1,549,044
		MVW RSUs	—	—		—		—	—	5,310.4	(7)	91,126

(1)	The SARs are exercisable in 25% annual increments beginning one year from the grant date.
(2)	These 44,996 MAR RSUs and 4,499.6 MVW RSUs are scheduled to vest on each of February 15, 2012, February 15, 2013 and February 15, 2014; 18,365 MAR RSUs and 1,83635 MVW RSUs vest on February 15, 2015.
(3)	These RSUs are scheduled to vest as follows:

•	59,524 MAR and 5,952.4 MVW on each of February 15, 2012 and February 15, 2013.
•	27,064 MAR and 2,706.4 MVW on February 15, 2014.
•	12,243 MAR and 1,224.3 MVW on February 15, 2015.

(4)	These DSB units are scheduled to vest as follows:

•	38 MAR and 3.8 MVW on January 2, 2012.
•	39 MAR and 3.9 MVW on January 2, 2013.
•	37 MAR and 3.7 MVW on January 2, 2014.
•	38 MAR and 3.8 MVW on each of January 2, 2015, January 2, 2016, January 2, 2017, January 2, 2018 and January 2, 2019.
•	39 MAR and 3.9 MVW on January 2, 2020.

(5)	These RSUs are scheduled to vest as follows:

•	26,053 MAR and 2,605.3 MVW on February 15, 2012.
•	21,053 MAR and 2,105.3 MVW on February 15, 2013.
•	14,227 MAR and 1,422.7 MVW on February 15, 2014.
•	6,122 MAR and 612.2 MVW on February 15, 2015.
•	8,124 MAR and 812.4 MVW on each of May 15, 2012 and May 15, 2013.

(6)	These RSUs are scheduled to vest as follows:

•	40,076 MAR and 4,007.6 MVW on February 15, 2012.
•	29,843 MAR and 2,984.3 MVW on February 15, 2013.
•	34,387 MAR and 3,438.7 MVW on February 15, 2014.
•	3,826 MAR and 382.6 MVW on February 15, 2015.
•	5,416 MAR and 541.6 MVW on each of May 15, 2012 and May 15, 2013.

(7)	These RSUs are scheduled to vest as follows:

•	12,305 MAR and 1,230.5 MVW on each of February 15, 2012, February 15, 2013 and February 15, 2014.
•	5,357 MAR and 535.7 MVW on February 15, 2015.
•	5,416 MAR and 541.6 MVW on each of May 15, 2012 and May 15, 2013.

SARs and RSUs are described above in the discussion of Grants of Plan-Based Awards for Fiscal 2011. Option awards were last granted to NEOs in 2005, and executives derive value from their options based on the appreciation in the value of the underlying shares of Company stock from the grant date until exercise. The DSBs reported for Mr. McCarthy are restricted stock units that distribute when vested.

Option Exercises and Stock Vested During Fiscal 2011

The following table shows information about Option exercises and vesting of RSU and DSB awards during fiscal year 2011. MVW options resulted from adjustments to the Company options to reflect the spin-off of the timeshare business.

	Option Awards				Stock Awards
Name	Award Type	Exercise Date(1)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Award Type	Vesting Date	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Mr. Marriott	MAR Option	8/11/11	156,316	2,347,913	MAR RSU	2/15/11	54,681	2,299,883
	MAR Option	8/29/11	156,316	2,571,023
	MAR Option	12/21/11	500,000	5,495,315
	MAR Option	12/22/11	250,000	2,903,660
	MVW Option	12/22/11	100	743
	MAR Option	12/23/11	50,000	599,638
	MVW Option	12/23/11	10,000	66,783
	MVW Option	12/29/11	69,900	439,552

Mr. Sorenson	MAR Option	11/3/11	7,926	155,919	MAR DSB	1/2/11	336	14,088
	MAR Option	11/3/11	7,926	157,479	MAR RS	2/6/11	7,500	300,525
					MAR RSU	2/15/11	35,033	1,473,488
					MAR RSU	5/15/11	16,248	586,878

Mr. McCarthy	MAR Option	10/10/11	18,750	258,122	MAR DSB	1/2/11	232	9,728
					MAR RSU	2/15/11	19,931	838,298
					MAR RSU	5/15/11	8,124	293,439

Mr. Capuano					MAR DSB	1/2/11	68	2,851
					MAR RSU	2/15/11	21,386	899,495
					MAR RSU	5/15/11	5,416	195,626

Mr. Berquist					MAR RSU	2/15/11	8,096	340,518
					MAR RSU	5/15/11	5,416	195,626

(1)	All options exercised by the NEOs in 2011 were scheduled to expire in November 2011 or February 2012.
(2)	The value realized upon exercise is based on the current trading price at the time of exercise.
(3)	The value realized upon vesting is based on the average of the high and low stock price on the vesting date.

The following tables include additional information regarding the income realized by the NEOs in 2011 on the exercise or vesting of Marriott stock awards reported in the table above. Historical stock price information is unavailable for MVW.

	2011 Option Exercises
	Grant Date	Grant Term	Exercise Date	Number of Shares Exercised	Exercise Price ($)	Average Market Value at Exercise ($)	Stock Price Increase from Grant to Exercise Date (%)	Income Realized Upon Exercise ($)
Mr. Marriott	11/7/96	15 years	8/11/11	156,316	12.55	27.57	120	2,347,913
	11/7/96	15 years	8/29/11	156,316	12.35	28.79	133	2,571,023
	2/19/02	10 years	12/21/11	500,000	17.76	28.75	62	5,495,315
	2/19/02	10 years	12/22/11	250,000	17.76	29.37	65	2,903,660
	2/19/02	10 years	12/23/11	50,000	17.76	29.75	68	599,638

Mr. Sorenson	11/7/96	15 years	11/3/11	7,926	12.55	32.22	157	155,919
	11/7/96	15 years	11/3/11	7,926	12.35	32.22	161	157,479

Mr. McCarthy	11/1/01	10 years	10/10/11	18,750	15.91	29.68	87	258,122

	2011 Restricted Stock and Restricted Stock Unit Award Vestings
	Grant Date	Vesting Date	Number of Shares Vested	Average Market Value at Grant ($)	Average Market Value at Vesting ($)	Stock Price Increase/Decrease from Grant to Vesting Date (%)	Income Realized Upon Vesting ($)
Mr. Marriott	2/12/07	2/15/11	28,050	49.03	42.06	-14	1,179,783
	2/16/10	2/15/11	26,631	26.99	42.06	56	1,120,100

Mr. Sorenson	2/6/03	2/6/11	7,500	15.11	40.07	165	300,525
	2/13/06	2/15/11	4,000	34.47	42.06	22	168,240
	2/17/09	2/15/11	16,212	14.65	42.06	187	681,877
	2/16/10	2/15/11	14,821	26.99	42.06	56	623,371
	5/1/09	5/15/11	16,248	23.08	36.12	57	586,878

Mr. McCarthy	2/12/07	2/15/11	5,000	49.03	42.06	-14	210,300
	2/17/09	2/15/11	6,826	14.65	42.06	187	287,102
	2/16/10	2/15/11	8,105	26.99	42.06	56	340,896
	5/1/09	5/15/11	8,124	23.08	36.12	57	293,439

Mr. Capuano	2/12/07	2/15/11	7,530	49.03	42.06	-14	316,712
	8/7/08	2/15/11	2,277	27.46	42.06	53	95,771
	2/16/10	2/15/11	11,579	26.99	42.06	56	487,013
	5/1/09	5/15/11	5,416	23.08	36.12	57	195,626

Mr. Berquist	2/12/07	2/15/11	1,148	49.03	42.06	-14	48,285
	2/16/10	2/15/11	6,948	26.99	42.06	56	292,233
	5/1/09	5/15/11	5,416	23.08	36.12	57	195,626

Nonqualified Deferred Compensation for Fiscal Year 2011

The following table discloses contributions, earnings, distributions and balances under the EDC for the 2011 fiscal year.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Mr. Marriott	182,683	93,673	928,473	—	17,949,236
Mr. Sorenson	135,053	69,937	115,102	—	2,259,382
Mr. McCarthy	190,986	48,044	129,804	—	2,556,604
Mr. Capuano	17,504	10,318	26,412	—	518,880
Mr. Berquist	210,481	43,764	74,216	—	1,488,449

(1)	The amounts in this column consist of elective deferrals by the NEOs of salary for the 2011 fiscal year and non-equity incentive plan compensation for 2010 (otherwise payable in 2011) under the EDC. The following table indicates the portion of each executive’s 2011 elective contributions that was attributable to 2011 salary that is reported in the Summary Compensation Table.

Name	Amounts that relate to the contribution of Salary ($)
Mr. Marriott	182,683
Mr. Sorenson	60,470
Mr. McCarthy	74,261
Mr. Capuano	17,504
Mr. Berquist	70,412

(2)	The amounts in this column reflect aggregate notional earnings during 2011 of each NEO’s account in the EDC. Such earnings are reported in the Summary Compensation Table only to the extent that they were credited at a rate of interest in excess of 120% of the applicable federal long-term rate. The following table indicates the portion of each executive’s aggregate earnings during 2011 that is reported in the Summary Compensation Table.

Name	Amounts Included in the Summary Compensation Table for 2011 ($)
Mr. Marriott	198,667
Mr. Sorenson	24,764
Mr. McCarthy	27,962
Mr. Capuano	5,684
Mr. Berquist	16,093

(3)	This column includes amounts in each NEO’s total EDC account balance as of the last day of the 2011 fiscal year. The following table reports the portion of the Aggregate Balance that was reported as compensation in the Summary Compensation Table in the Company’s prior-year proxy statements since we became a public company on March 27, 1998.

Name	Amounts that were reported as compensation in prior year proxy statements ($)
Mr. Marriott	11,695,528
Mr. Sorenson	1,561,149
Mr. McCarthy	2,220,403
Mr. Capuano	0
Mr. Berquist	210,348

Under the EDC, participants are eligible to defer the receipt of up to 80% of their salary, bonus, non-equity incentive plan compensation and/or commissions. Such amounts are immediately vested. In addition, the NEOs may receive a discretionary Company match which, for years commencing with 2009, is vested when made. A discretionary match made for any year prior to 2009 vests 25% per year for each year that the executive remains employed by the Company following the date the Company match is allocated to the executive’s plan account, or if sooner, in full upon approved retirement, death or disability. For 2011, the NEOs will receive a discretionary match which is described in the discussion of Nonqualified Deferred Compensation Plan in the CD&A. No additional discretionary Company contribution was made for 2011.

For 2011, the Company credited participant plan accounts with a rate of return determined by the Company. The rate of return was determined largely based on the Company’s estimated long-term cost of borrowing and was set at 5.5% for 2011. To the extent that this rate exceeds 120% of the applicable federal long-term rate, the excess is reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

Executives may receive a distribution of the vested portion of their EDC accounts upon termination of employment (including retirement or disability) or, in the case of deferrals by the executive (and related earnings), upon a specified future date while still employed (an “in-service distribution”), as elected by the executive. Each year’s deferrals may have a separate distribution election. Distributions payable upon termination of employment may be elected as (i) a lump sum cash payment; (ii) a series of annual cash installments payable over a designated term not to exceed twenty years; or (iii) five annual cash payments beginning on the sixth January following termination of employment. In-service distributions may be elected by the executive as a single lump sum cash payment or annual cash payments over a term of one to five years, in either case beginning not earlier than the third calendar year following the calendar year of the deferral. However, in the case of amounts of $10,000 or less, or when no election regarding the form of distribution is made, the distribution will be made in a lump sum. When the executive is a “key employee” for purposes of Section 409A of the Internal Revenue Code, any distribution payable on account of termination of employment will not occur until after six months following termination of employment. Typically, the NEOs are key employees.

Potential Payments Upon Termination or Change in Control

The Company does not have employment agreements or severance agreements with any of the NEOs.

Upon retirement or permanent disability (as defined in the pertinent plan), a NEO may continue to vest in and receive distributions under outstanding stock awards (with the exception of certain supplemental RSU awards granted after 2005) for the remainder of their vesting period; may exercise options and SARs for up to five years in accordance with the awards’ original terms; and immediately vests in the unvested portion of his EDC account. However, annual stock awards granted after 2005 provide that if the executive retires within one year after the grant date, the executive forfeits a portion of the stock award proportional to the number of days remaining within that one-year period. For these purposes, retirement means a termination of employment with retirement approval of the Committee by an executive who has attained age 55 with 10 years of service with the Company, or, for the EDC and for Stock Plan annual stock awards granted before 2006, has attained 20 years of service with the Company. In all cases, however, the Committee or its designee has the authority to revoke approved retiree status if an executive terminates employment for serious misconduct or is subsequently found to have engaged in competition with the Company or engaged in criminal conduct or other behavior that is actually or potentially harmful to the Company. A NEO who dies as an employee or approved retiree immediately vests in his EDC account, options/SARs and other stock awards. These provisions were developed based on an analysis of external market data. As of December 30, 2011, J.W. Marriott, Jr., and Robert J. McCarthy met the age and service conditions for retirement eligibility. Arne M. Sorenson, Anthony G. Capuano and Carl T. Berquist would meet such conditions if they remain employed until October 13, 2013, December 17, 2020 and December 2, 2012, respectively.

Under the Stock Plan, in the event of certain transactions involving a capital restructuring, reorganization or liquidation of the Company or similar event as defined in the plan, the Company or its successor may in its discretion provide substitute equity awards under the Stock Plan or, if no similar equity awards are available, an equivalent value as determined at that time will be credited to each NEO’s account in the EDC, provided that such action does not enlarge or diminish the value and rights under the awards. If the Company or its successor does not substitute equity awards or credit the EDC accounts, the Company or its successor will provide for the awards to be exercised, distributed, canceled or exchanged for value. The intrinsic values of the vested and unvested options/SARs and unvested stock awards as of the last day of the fiscal year are indicated for each NEO in the Outstanding Equity Awards at 2011 Fiscal Year-End table.

In addition, in the event that any NEO’s employment is terminated by the Company other than for the executive’s misconduct or the executive resigns for good reason (as defined under the Stock Plan) beginning three months before and ending twelve months following a change in control of the Company, the NEO will become fully vested in all unvested equity awards under the Stock Plan and unvested balances in the EDC. In those circumstances, all options and SARs will be exercisable until the earlier of the original expiration date of the awards or 12 months (or five years for an approved retiree) following the termination of employment, and all other stock awards shall be immediately distributed following the later of the termination of employment or the change in control event. In addition, any cash incentive payments under the Incentive Plan and Individual Plan will be made immediately based on the target performance level, pro-rated based on the days worked during the year until the NEO’s termination of employment. The Company does not provide any tax gross-ups on these benefits, but instead limits the benefits to avoid adverse tax consequences to the Company. Specifically, each of these benefits is subject to a cut-back, so that the benefit will not be provided to the extent it would result in the loss of a deduction or imposition of excise taxes under the “golden parachute” excess parachute payment provisions of the Internal Revenue Code. Similar rules apply to the NEOs’ outstanding MVW stock awards.

The table below reflects the intrinsic value of unvested stock awards, unvested EDC accounts and incentive payments under the Incentive Plan and Individual Plan that each NEO would receive upon retirement, disability, death, or involuntary termination of employment in connection with a change in control as of December 30, 2011 (based on the Company’s fiscal year-end closing stock price of $29.17).

Name	Plan	Retirement ($)	Disability ($)	Death ($)	Change in Control and Involuntary Termination ($)
Mr. Marriott	EDC	121,698	121,698	121,698	121,698
	Stock Plan	5,245,902	5,550,493	5,550,493	5,550,493
	Total Annual Bonus	—	1,631,095	1,631,095	1,631,095
Mr. Sorenson	EDC	—	46,866	46,866	46,866
	Stock Plan	—	6,862,106	6,862,106	6,862,106
	Total Annual Bonus	—	907,048	907,048	907,048
Mr. McCarthy	EDC	35,378	35,378	35,378	35,378
	Stock Plan	3,226,881	3,482,845	3,482,845	3,482,845
	Total Annual Bonus	—	556,960	556,960	556,960
Mr. Capuano	EDC	—	7,568	7,568	7,568
	Stock Plan	—	3,715,592	3,715,592	3,715,592
	Total Annual Bonus	—	437,611	437,611	437,611
Mr. Berquist	EDC	—	28,399	28,399	28,399
	Stock Plan	—	1,955,709	1,955,709	1,955,709
	Total Annual Bonus	—	508,528	508,528	508,528

The benefits reported in the table above are in addition to benefits available prior to the occurrence of any termination of employment, including benefits available under then-exercisable SARs and options and vested EDC balances, and benefits available generally to salaried employees such as benefits under the Company’s 401(k) plan, group medical and dental plans, life and accidental death insurance plans, disability programs, health and dependent care spending accounts, and accrued paid time off. The actual amounts that would be paid upon a NEO’s termination of employment can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed above, any actual amounts paid or distributed may be higher or lower than reported above. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age. In addition, in connection with any actual termination of employment or change in control transaction, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described above, as the Committee determines appropriate.

Director Compensation

For 2011, non-employee directors received compensation in the form of meeting attendance fees and annual cash retainer fees, as well as annual Non-Employee Director Share Awards under the Stock Plan, as follows:

Type of Fee	Amount of Fee ($)
Board Retainer Fee	60,000
Vice Chairman Fee(1)	75,000
Share Award	110,000
Vice Chairman Share Award(1)	137,500
Audit Committee Chair Fee	20,000
Non-Audit Committee Chair Fee	10,000
Meeting Fee (per meeting)	1,250
Vice Chairman Meeting Fee (per meeting)(1)	1,563

(1)	The Vice Chairman of the Board receives these fees instead of the other Board fees.

The Vice Chairman of the Board receives fees and stock awards at 125% of the amount of the other directors. The chairs of each Committee of the Board receive an additional retainer fee to compensate for the responsibilities of those positions.

Retainer, chair and attendance fees are paid on a quarterly basis. However, in accordance with established Company procedures, a director may elect to defer payment of all or a portion of his or her director fees pursuant to the Stock Plan and/or the EDC. Annual retainer and chair fees that are deferred pursuant to the Stock Plan may be replaced with Director SARs having equivalent grant-date value, or credited to the director’s stock unit account in the plan, at the election of the director. Director SARs are granted at fair market value, have a 10-year term, and are immediately vested but cannot be exercised until one year following grant. Meeting fees that are deferred pursuant to the Stock Plan are credited to the director’s stock unit account in that plan. As elected by the director, retainer, chair and meeting fees that are credited to the director’s stock unit account may be distributed in a lump sum or in one to 10 annual installments following termination of service as a Board member. Amounts deferred under the Stock Plan accrue dividend equivalents but do not provide voting rights until the stock is distributed.

The Company grants the Non-Employee Director Share Awards following the Company’s annual meeting of shareholders. A Director Share Award is a grant of stock that the director may choose to have distributed in a lump sum on the one-year anniversary of the grant or in a lump sum or one to ten annual installments following termination of service as a Board member. Elections are made in the year prior to grant of the award. The annual Non-Employee Director Share Awards neither accrue dividend equivalents nor provide voting rights until the stock is distributed. The pricing practices for executive stock awards discussed in the CD&A above are followed for director stock awards.

All stock units and other Company stock awards were adjusted for the spin-off of the Company’s timeshare business in the same manner as the NEOs’ stock awards were adjusted as described in the CD&A.

The Company reimburses directors for travel expenses, other out-of-pocket costs they incur when attending meetings and, for one meeting per year, attendance by spouses. To encourage our directors to visit and personally evaluate our properties, the directors also receive complimentary rooms, food and beverages at Company-owned, operated or franchised hotels, as well as the use of hotel-related services such as Marriott-managed golf and spa facilities, when on personal travel. The value of these benefits is reported to the directors as taxable compensation.

The Board of Directors believes that stock ownership by non-employee directors is essential for aligning their interests with those of shareholders. To emphasize this principle, Board stock ownership guidelines require that non-employee directors own Company stock or stock units valued at three times the combined directors’ annual cash and stock retainers, or roughly eight times the annual cash retainer. All non-employee directors who have served as directors of the Company for five years or more have met this goal.

Director Compensation for Fiscal Year 2011

The following Director Compensation Table shows the compensation we paid in 2011 to our non-employee directors. J.W. Marriott, Jr., Arne M. Sorenson and William J. Shaw, who served on the board through January 11, 2011, as officers of the Company, are not paid for their service as directors. W. Mitt Romney resigned from the Board effective January 12, 2011, without any compensation for the year.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
Mary Bush	87,500	110,013	—	—	197,513
Lawrence W. Kellner	97,500	110,013	—	—	207,513
Debra L. Lee	85,000	110,013	504	20,907	216,424
John W. Marriott III	89,063	137,516	—	—	226,579
George Muñoz	103,750	110,013	853	3,113	217,729
Harry J. Pearce	81,250	110,013	1,436	2,438	195,137
Steven S Reinemund	90,000	110,013	164	1,888	202,065
W. Mitt Romney (resigned effective January 12, 2011)	—	—	—	—	—
Lawrence M. Small	87,917	110,013	1,598	13,341	212,869

(1)	This column includes any cash retainer and meeting fee amounts that the directors elected to be deferred to their stock unit accounts in the Stock Plan, annual cash retainer and chair fees that the directors elected to receive as Director SARs, and fees that were deferred pursuant to the EDC, as follows:

Name	Fees Credited to Stock Unit Account in the Stock Plan ($)	Fees Elected as a Director SAR Award ($)	Fees Deferred Pursuant to the EDC ($)
Ms. Lee	—	—	5,100
Mr. Muñoz	75,200	—	6,225
Mr. Pearce	76,375	—	4,875
Mr. Reinemund	—	—	3,775
Mr. Small	—	—	3,700

Because cash retainers and meeting fees otherwise are paid quarterly, fees were credited to the directors’ stock unit accounts in the Stock Plan on April 11, 2011, July 11, 2011, October 10, 2011, and January 10, 2012. The number of shares credited to each director’s stock unit account was determined by dividing the dollar amount that the director elected to defer by the average of the high and low trading prices of the Company’s Class A common stock on the respective credit dates, which were $34.40, $36.55, $29.31, and $32.85, respectively.

(2)	In 2011, each non-employee director was granted a Director Share Award on May 9, 2011, for 3,024 shares, except that the Vice Chairman of the Board received 3,780 shares. In accordance with the Company’s equity compensation grant procedures, the awards were determined by dividing the value of the Director Share Award by the average of the high and low prices of a share of the Company’s Class A common stock on the date the awards were granted, which was $36.38 per share. The amounts reported in the “Stock Awards” column reflect the grant-date fair value of the award, determined in accordance with accounting guidance for share-based payments.

(3)	The following table indicates the number of outstanding Company Director Options (“Options”), Director SARs (“SARs”), deferred shares (“DS”) and RSU awards held by each director at the end of 2011. This table also includes MVW stock awards and reflects adjustments made to the Company stock awards for the timeshare business spin-off, as discussed above.

Name	Award Type	Number of Securities Underlying Unexercised Director Options/SARs		Number of Shares or Units of Stock That Have Not Vested (#)	Number of Shares or Units of Stock That Have Vested (#)
		Exercisable (#)	Unexercisable (#)
Ms. Bush	MAR DS	—	—	—	11,746
	MVW DS	—	—	—	1,175
Mr. Kellner	MAR DS	—	—	—	13,236
	MVW DS	—	—	—	1,324
Ms. Lee	MAR DS	—	—	—	17,040
	MVW DS	—	—	—	1,704
Mr. Marriott III	MAR DS	—	—	—	7,982
	MVW DS	—	—	—	798
Mr. Muñoz	MAR Option	8,008	—	—	—
	MVW Option	800	—	—	—
	MAR DS	—	—	—	33,201
	MVW DS	—	—	—	3,320
Mr. Pearce	MAR DS	—	—	—	78,025
	MVW DS	—	—	—	7,803
Mr. Reinemund	MAR DS	—	—	—	4,754
	MVW DS	—	—	—	475
Mr. Small	MAR Option	34,588	—	—	—
	MVW Option	3,456	—	—	—
	MAR SARs	17,514	—	—	—
	MVW SARs	1,750	—	—	—
	MAR DS	—	—	—	54,368
	MVW DS	—	—	—	5,437

(4)	The values reported equal the earnings credited to accounts in the EDC to the extent they were credited at a rate of interest exceeding 120% of the applicable federal long-term rate, as discussed for the NEOs under “Nonqualified Deferred Compensation for Fiscal year 2011” above.
(5)	This column includes Company allocations made by the Company under the Executive Deferred Compensation Plan for fiscal year 2011.
(6)	The directors receive complimentary rooms, food and beverages at Company-owned, operated or franchised hotels, as well as the use of hotel-related services such as Marriott-managed golf and spa facilities, when on personal travel. The values in this column do not include perquisites and personal benefits that were less than $10,000 in aggregate for each director for the fiscal year.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information about the securities authorized for issuance under the Company’s equity compensation plans as of December 30, 2011.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholders	30,319,846	(1)	$17.21	28,467,527	(2)
Equity compensation plans not approved by shareholders(3)	—		—	—

Total	30,319,846			28,467,527

(1)	Includes 8,556,985 shares of outstanding DSB and RSU awards, as well as DS awards to directors in the Stock Plan, that are not included in the calculation of the Weighted-Average Exercise Price column.
(2)	Consists of 18,257,793 securities available for issuance under the Stock Plan and 10,209,734 securities available for issuance under the Employee Stock Purchase Plan.
(3)	All of the Company’s equity compensation plans have been approved by shareholders.

STOCK OWNERSHIP

Stock Ownership of our Directors, Executive Officers and Certain Beneficial Owners

The table below sets forth the beneficial ownership of Class A common stock by our directors, director nominees and executive officers as of January 31, 2012 (unless otherwise noted), as well as additional information about beneficial owners of 5 percent or more of the Company’s Class A common stock. Ownership consists of sole voting and sole investment power, except as indicated in the notes below, and except for shares registered in the name of children sharing the same household or subject to any community property laws. Unless otherwise noted, the address for all greater than five percent beneficial owners is Marriott International, Inc., 10400 Fernwood Road, Bethesda, Maryland 20817.

Note on Various Marriott Family Holdings: SEC rules require reporting of beneficial ownership of certain shares by multiple parties, resulting in multiple counting of some shares. After eliminating double-counting of shares beneficially owned, J.W. Marriott, Jr. and John W. Marriott III together have an aggregate beneficial ownership of 15.5% of Marriott’s outstanding shares. The aggregate total beneficial ownership of J.W. Marriott, Jr., John W. Marriott III, and each of the “Other 5% Beneficial Owners” shown below, except for T. Rowe Price Associates, Inc., is 23.8% of outstanding shares after removing the shares counted multiple times. These individuals and entities each disclaim beneficial ownership over shares owned by other members of the Marriott family and the entities named below except as specifically disclosed in the footnotes following the table below.

Name	Shares Beneficially Owned		Percent of Class(1)	Total Equity Interest(2)
Directors and Director Nominees:
J.W. Marriott, Jr.	50,398,928	(3)(4)(5)(6)(8)	14.9%	50,398,928
John W. Marriott III	22,528,675	(4)(5)(7)(8)(9)	6.8%	22,532,455
Mary K. Bush	12,021	(9)	*	12,021
Lawrence W. Kellner	20,979	(9)	*	24,003
Debra L. Lee	19,700	(9)	*	19,700
George Muñoz	15,668	(9)(10)	*	49,495
Harry J. Pearce	87,500	(9)	*	87,500
Steven S Reinemund	16,995	(9)	*	19,519
Lawrence M. Small	115,212	(9)(10)(11)	*	162,625
Arne M. Sorenson	1,722,825	(8)(10)	*	1,722,825

Other Named Executive Officers:
Carl T. Berquist	373,803	(10)	*	373,803
Robert J. McCarthy	364,553	(10)	*	364,553
Anthony G. Capuano	52,003	(10)	*	52,003

All Directors, Nominees and Executive Officers as a Group (20 persons, including the foregoing)	55,170,919	(12)	16.2%	55,261,987

Other 5% Beneficial Owners:
Richard E. Marriott	44,929,747	(3)(13)	13.4%	44,947,747
Stephen G. Marriott	31,788,276	(5)(14)	9.5%	31,788,276
Deborah M. Harrison	22,485,315	(5)(15)	6.7%	22,485,315
David S. Marriott	22,130,469	(5)(16)	6.6%	22,130,469
JWM Family Enterprises, Inc.	20,027,993	(5)(8)	6.0%	20,027,993
JWM Family Enterprises, L.P.	20,027,993	(5)(8)	6.0%	20,027,993
T. Rowe Price Associates, Inc.	38,051,767	(17)	11.4%	38,051,767
100 E. Pratt Street Baltimore, MD 21202

*	Less than 1 percent.
(1)	Based on the number of shares outstanding (333,925,541) on January 31, 2012, plus the number of shares acquirable by the specified person(s) within 60 days of January 31, 2012, as described below.

(2)	Under our Stock Plan, non-employee directors may defer their annual share awards and defer director fees into stock units. Shares in this column reflect all shares beneficially owned plus the combined numbers of shares (a) subject to non-employee director deferred share awards, and (b) in stock unit accounts of non-employee directors, and that were not beneficially owned as of January 31, 2012. Share awards and stock units do not carry voting rights and are not transferable. Share awards and stock units are distributed at the election of the director either after the first anniversary of the grant or following retirement as a director.
(3)	Includes the following 19,246,867 shares that both J.W. Marriott, Jr. and his brother Richard E. Marriott report as beneficially owned: (a) 5,038,678 shares held by 16 trusts for the benefit of their children, for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees; (b) 8,975,505 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which J.W. Marriott, Jr., Richard E. Marriott, and Stephen Garff Marriott serve as co-trustees; (c) 5,215,684 shares held by a charitable annuity trust created by the will of J. Willard Marriott, Sr., in which his grandchildren have remainder interests and for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees; and (d) 17,000 shares held by a trust established for the benefit of J.W. Marriott Jr., for which Richard E. Marriott serves as trustee.
(4)	Includes the following 716,874 shares that both J.W. Marriott, Jr. and his son John W. Marriott III report as beneficially owned: (a) 323,496 shares owned by JWM Associates Limited Partnership, in which J.W. Marriott, Jr. is a general partner and in which John W. Marriott III is a limited partner; (b) 343,803 shares held by a trust for the benefit of John W. Marriott III, for which J.W. Marriott, Jr.’s spouse serves as a co-trustee; and (c) 49,575 shares owned by three trusts for the benefit of John W. Marriott III’s children, for which the spouses of John W. Marriott III and J.W. Marriott, Jr. serve as co-trustees.
(5)	Includes the following 20,027,993 shares that J.W. Marriott, Jr., his children John W. Marriott III, Deborah M. Harrison, Stephen G. Marriott and David S. Marriott, and JWM Family Enterprises, Inc. and JWM Family Enterprises, L.P. each report as beneficially owned: (a) 9,199,999 shares owned by Thomas Point Ventures, L.P., and (b) 10,827,994 shares owned by JWM Family Enterprises, L.P. JWM Family Enterprises, Inc., a corporation in which J.W. Marriott, Jr. and each of his children is a director, is the sole general partner of JWM Family Enterprises, L.P., a limited partnership, which in turn is the sole general partner of Thomas Point Ventures, L.P., also a limited partnership. The address for the corporation and both limited partnerships is 6106 MacArthur Boulevard, Suite 110, Bethesda, Maryland 20816.
(6)	Includes the following 10,407,194 shares that J.W. Marriott, Jr. reports as beneficially owned, in addition to the shares referred to in footnotes (3), (4) and (5): (a) 4,710,779 shares directly held; (b) 3,387,783 shares subject to Options, SARs and RSUs currently exercisable or exercisable within 60 days after January 31, 2012; (c) 282,524 shares owned by J.W. Marriott, Jr.’s spouse (Mr. Marriott disclaims beneficial ownership of such shares); (d) 1,924,651 shares owned by separate trusts for the benefit of three of J.W. Marriott, Jr.’s children, in which his spouse serves as a co-trustee; (e) 46,585 shares owned by three trusts for the benefit of J.W. Marriott, Jr.’s grandchildren, for which the spouses of J.W. Marriott, Jr. and Stephen G. Marriott serve as co-trustees; and (f) 54,872 shares owned by the J. Willard Marriott, Jr. Foundation, for which J.W. Marriott, Jr. and his spouse serve as trustees.
(7)	Includes the following 1,779,606 shares that John W. Marriott III reports as beneficially owned, in addition to the shares referred to in footnote (4) and (5): (a) 777,155 shares directly held; (b) 503,910 shares held in a trust for the benefit of John W. Marriott III (referenced in footnote (2)(a) above); (c) 31,550 shares owned by John W. Marriott III’s spouse (Mr. Marriott disclaims beneficial ownership of such shares); (d) 176,991 shares held by three trusts for the benefit of John W. Marriott III’s children, for which John W. Marriott III serves as a co-trustee, and (e) 290,000 shares owned by a trust for the benefit of Stephen G. Marriott’s descendants, for which John W. Marriott III and the spouse of Stephen G. Marriott serve as co-trustees.
(8)	Includes the following shares that are pledged as security: (a) 7,848,815 shares owned by JWM Family Enterprises, L.P. that serve as collateral for obligations of JWM Family Enterprises, L.P. and its affiliates; (b) 1,331,359 shares owned by J.W. Marriott, Jr. that serve as collateral security for a loan; (c) 125,000 shares owned by John W. Marriott III that serve as collateral security for a loan; and (d) 195,221 shares owned by Mr. Sorenson that are held in a margin account.
(9)	Includes the combined numbers of shares (a) subject to non-employee director deferred share awards, and (b) in stock unit accounts of non-employee directors, and that were beneficially owned as of January 31, 2012, as follows: Ms. Bush: 11,746 shares; Mr. Kellner: 10,212 shares; Ms. Lee: 17,040 shares; John W. Marriott III: 4,202 shares; Mr. Muñoz: 0 shares; Mr. Pearce: 78,790 shares; Mr. Reinemund: 1,730 shares; and Mr. Small: 7,011 shares.
(10)	Includes shares subject to Options, SARs, RSUs and DSAs currently exercisable or exercisable within 60 days after January 31, 2012, as follows: Mr. Berquist: 285,950 shares; Mr. Muñoz: 8,008 shares; Mr. Small: 36,629 shares; Mr. McCarthy: 289,708 shares; and Mr. Sorenson 1,393,047 shares.
(11)	Includes 10,916 shares held by two trusts for the benefit of Mr. Small’s two children, for which Mr. Small serves as trustee.

(12)	The 716,874 shares described in footnote (4) and the 20,027,993 shares described in footnote (5) are reported as beneficially owned by each of J.W. Marriott, Jr. and John W. Marriott III, but are included only once in reporting the number of shares owned by all directors, nominees and executive officers as a group. All directors, nominees and executive officers as a group held 6,008,439 Options, SARs, RSUs and non-employee director deferred share awards and deferred stock units currently exercisable or exercisable within 60 days after January 31, 2012. All directors, nominees and executive officers as a group, other than J.W. Marriott, Jr. and John W. Marriott III, beneficially owned an aggregate of 3,492,844 shares (including 2,616,454 Options, SARs, RSUs and non-employee director deferred share awards and deferred stock units currently exercisable or exercisable within 60 days after January 31, 2012), or one percent of our Class A common stock outstanding as of January 31, 2012.
(13)	Includes the following 25,682,880 shares that Richard E. Marriott reports as beneficially owned, in addition to the 19,246,867 shares referred to in footnote (3): (a) 18,518,974 shares directly held; (b) 284,114 shares owned by Richard E. Marriott’s spouse (Mr. Marriott disclaims beneficial ownership of these shares); (c) 1,472,809 shares owned by four trusts for the benefit of Richard E. Marriott’s children, for which his spouse serves as a co-trustee; (d) 3,419,662 shares owned by First Media, L.P., a limited partnership whose general partner is a corporation in which Richard E. Marriott is the controlling voting shareholder; (e) 121,821 shares owned by the Richard E. and Nancy P. Marriott Foundation, for which Richard E. Marriott and his spouse serve as directors and officers; and (f) 1,865,500 shares held in a charitable annuity trust created by Richard E. Marriott, for which he serves as co-trustee. Richard E. Marriott is the brother of J.W. Marriott, Jr. and is a former director and officer of the Company. His address is Host Hotels & Resorts, Inc., 10400 Fernwood Road, Bethesda, Maryland 20817.
(14)	Includes the following 11,760,283 shares that Stephen G. Marriott reports as beneficially owned in addition to the shares referred to in footnote (5): (a) 758,704 shares directly held; (b) 558,254 shares held by a trust for the benefit of Stephen G. Marriott, for which J.W. Marriott, Jr.’s spouse and an unrelated person serve as co-trustees (referenced in footnote 6(d) above); (c) 795,822 shares held by two trusts for the benefit of Stephen G. Marriott, for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees (referenced in footnote 3(a) above); (d) 46,395 shares held by Stephen G. Marriott’s spouse (Mr. Marriott disclaims beneficial ownership of such shares); (e) 46,585 shares owned by three trusts for the benefit of Stephen G. Marriott’s children, for which the spouses of Stephen G. Marriott and J.W. Marriott, Jr. serve as co-trustees (Mr. Marriott disclaims beneficial ownership of such shares); (f) 223,788 shares owned by three trusts for the benefit of Stephen G. Marriott’s children, for which Stephen G. Marriott and the spouses of Stephen G. Marriott and J.W. Marriott, Jr. serve as co-trustees; (g) 290,000 shares owned by a trust for the benefit of Stephen G. Marriott’s descendants, for which John W. Marriott III and the spouse of Stephen G. Marriott serve as co-trustees (referenced in footnote (7)(e) above); (h) 65,230 shares subject to Options, SARs and RSUs currently exercisable or exercisable within 60 days after January 31, 2012; and (i) 8,975,505 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which Stephen G. Marriott serves as co-trustee with J.W. Marriott, Jr. and Richard E. Marriott (referenced in footnote 3(b) above).
(15)	Includes the following 2,457,322 shares that Deborah M. Harrison reports as beneficially owned in addition to the shares referred to in footnote (5): (a) 455,612 shares directly held; (b) 695,861 shares held by a trust for the benefit of Deborah M. Harrison, for which J.W. Marriott, Jr.’s spouse and an unrelated person serve as co-trustees (referenced in footnote 6(d) above); (c) 807,671 shares held by two trusts for the benefit of Deborah M. Harrison, for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees (referenced in footnote 3(a) above); (d) 83,100 shares held directly by Deborah M. Harrison’s spouse (Mrs. Harrison disclaims beneficial ownership of such shares); (e) 28,155 shares held in two trusts for the benefit of Deborah M. Harrison’s children, for which Deborah M. Harrison, her spouse and another individual serve as co-trustees; (f) 341,831 shares held in five trusts for the benefit of Deborah M. Harrison’s children, for which Deborah M. Harrison, her spouse and another individual serve as co-trustees; (g) 5,020 shares owned by two trusts for the benefit of Deborah M. Harrison’s grandchildren, for which Deborah M. Harrison, her spouse and another individual serve as co-trustees; (h) 2,671 shares subject to RSUs held by Deborah M. Harrison currently exercisable or exercisable within 60 days after January 31, 2012; and (i) 37,401 shares subject to Options, SARs and RSUs held by Deborah M. Harrison’s spouse currently exercisable or exercisable within 60 days after January 31, 2012 (Mrs. Harrison disclaims beneficial ownership of such shares).
(16)	Includes the following 2,102,476 shares that David S. Marriott reports as beneficially owned in addition to the shares referred to in footnote (5): (a) 843,345 shares directly held; (b) 670,536 shares held by a trust for the benefit of David S. Marriott, for which J.W. Marriott, Jr.’s spouse and an unrelated person serve as co-trustees (referenced in footnote 6(d) above); (c) 495,559 shares held by a trust for the benefit of David S. Marriott, for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees (referenced in footnote 3(a) above); (d) 5,335 shares held by David S. Marriott’s spouse (Mr. Marriott disclaims beneficial ownership of such shares); (e) 68,572 shares held by four trusts for the benefit of David S. Marriott’s children, for which David S. Marriott, his spouse and John W. Marriott III serve as co-trustees; and (f) 19,129 shares subject to Options and RSUs currently exercisable or exercisable within 60 days after January 31, 2012.
(17)	Based on a review of a Schedule 13G report filed on February 10, 2012, T. Rowe Price Associates, Inc. beneficially owned 38,051,767 shares as of December 31, 2011, with sole voting power as to 9,635,834 shares and sole dispositive power as to 38,051,767 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act“), requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities (the “Reporting Persons“) to file with the SEC and the NYSE reports on Forms 3, 4 and 5 concerning their ownership of and transactions in the common stock and other equity securities of the Company, generally within two business days of a reportable transaction. As a practical matter, the Company seeks to assist its directors and executives by monitoring transactions and completing and filing reports on their behalf.

Based solely upon a review of SEC filings furnished to the Company and written representations that no other reports were required, we believe that all Reporting Persons complied with these reporting requirements during fiscal 2011.

TRANSACTIONS WITH RELATED PERSONS

JWM Family Enterprises, L.P. (“Family Enterprises”) is a Delaware limited partnership which is beneficially owned and controlled by members of the family of J.W. Marriott, Jr., the Company’s Executive Chairman and Chairman of the Board, including John W. Marriott III, the Company’s Vice Chairman of the Board, who is Chief Executive Officer of Family Enterprises, and J.W. Marriott, Jr. himself. Family Enterprises indirectly holds varying percentages of ownership in the following 16 hotels:

Location	Brand	Initial Year of Company Management
Long Beach, California	Courtyard	1994
San Antonio, Texas	Residence Inn	1994
Anaheim, California	Fairfield Inn	1996
Herndon, Virginia	SpringHill Suites	1999
Milpitas, California	Courtyard	1999
Milpitas, California	TownePlace Suites	1999
Novato, California	Courtyard	1999
Washington, D.C. (Thomas Circle)	Residence Inn	2001
West Palm Beach, Florida	Marriott	2003
Columbus, Ohio	Renaissance	2004
Charlotte, North Carolina	Marriott	2006
Dallas, Texas	Renaissance	2006
Trumbull, Connecticut	Marriott	2007
Charlotte, North Carolina	Renaissance	2007
Cleveland, Ohio	Marriott	2007
Newark, New Jersey	Renaissance	2007

Our subsidiaries operate each of these properties pursuant to management agreements with entities controlled by Family Enterprises, and provide procurement and/or renovation services for some of these properties pursuant to contracts entered into with the ownership entities. We expect such arrangements to continue in 2012. In fiscal 2011, we received management fees of approximately $8.4 million plus reimbursement of certain expenses, and procurement and renovation services fees of approximately $199,965 from our operation of and provision of services for these hotels. The Company has no financial involvement in either the hotels listed above beyond the foregoing roles or in Family Enterprises.

Our Company was founded by J.W. Marriott, Jr.’s father, and the Board believes that the involvement of a number of Marriott family members in responsible positions of the Company makes a significant long-term contribution to the value of our corporate name and identity and to the maintenance of Marriott’s reputation for providing quality products and services. In addition to J.W. Marriott, Jr.’s service as Executive Chairman and Chairman of the Board and John W. Marriott III’s service as Vice Chairman of the Board, the Company employs a number of members of the Marriott family in management positions, including J.W. Marriott, Jr.’s children Stephen G. Marriott, David S. Marriott, and Deborah M. Harrison, and his son-in-law (and Mrs. Harrison’s husband) Ronald T. Harrison. The Company also employs family members of other executive officers (under SEC rules, family members include children, stepchildren, parents, stepparents, spouses, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and other persons sharing the household with a director or executive officer, other than as a tenant or employee). The compensation levels of family members of our directors and executive officers are set based on reference to external market practice of similar positions and/or internal pay equity when compared to the compensation paid to non-family members in similar positions. Employed family members with total compensation for 2011 in excess of $120,000, which includes base salary, bonus, the value of stock-based awards, and other compensation, are shown in the table below.

Director / Executive Officer	Family Member	Family Member Position	Total Compensation for 2011 ($)
J.W. Marriott Jr. and John W. Marriott III	David S. Marriott	Chief Operations Officer, Americas East	835,071
	Stephen G. Marriott	Executive Vice President, Company Culture	650,344
	Ronald T. Harrison	Senior Vice President, Architecture and Construction North America Design and Project Management	857,271
	Deborah M. Harrison	Senior Vice President, Government Affairs	341,492

J.W. Marriott, Jr. reimbursed the Company for the cost of non-business related services provided by Company employees in the amount of $275,324 for 2011. The Company had an interest through a collateral assignment agreement in certain life insurance policies owned by the JWM Insurance Trust, a trust for the benefit of the beneficiaries of Mr. and Mrs. J. W. Marriott, Jr. In August, 2011, the Trust notified the Company that it was terminating the agreement by reason of the Company having ceased making premium payments as called for in the agreement. The Company had ceased making the premium payments in 2002 due to concerns that the payments could constitute a prohibited loan under the Sarbanes Oxley Act. Pursuant to the terms of the collateral assignment agreement, the Trust paid the Company approximately $34.3 million, which represented a return of the premiums paid by the Company between 1996 and 2002 plus interest accruing from the 10th anniversary of the agreement, and the Company released the collateral assignment. Accordingly, as of August 18, 2011, the Company no longer has an interest in the life insurance policies owned by the Trust.

Policy on Transactions and Arrangements with Related Persons

The Company has adopted a written policy for approval of transactions and arrangements between the Company and the Company’s current and recent former directors, director nominees, current and recent former executive officers, greater than five percent shareholders, and their immediate family members where the amount involved exceeds $120,000. Each of the related person transactions described above is subject to, and has been approved or ratified under, this policy.

The policy provides that the Nominating and Corporate Governance Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the committee takes into account, among other things, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third-party under similar circumstances and the materiality of the related person’s interest in the transaction. The policy also provides that the Company’s Corporate Growth Committee, an internal management committee whose members include the Company’s President and Chief Operating Officer, Chief Financial Officer, Executive Vice President and General Counsel, and other executive officers responsible for lodging development and lodging operations, reviews all such transactions that involve the management, operation, ownership, purchase, sale, or lease of a hotel, timeshare property, land and/or improvements.

The Nominating and Corporate Governance Committee and the Corporate Growth Committee have considered and adopted standing pre-approvals under the policy for certain limited transactions with related persons that meet specific criteria. Information on transactions subject to pre-approval is provided to the appropriate committee at its next regularly scheduled meeting. Pre-approved transactions are limited to:

•

certain lodging transactions with specified maximum dollar thresholds where the Corporate Growth Committee has both approved the transaction and determined that its terms are no less favorable to the Company than those of similar contemporaneous transactions with unrelated third parties and, in some cases, where the transaction is the result of an open auction process involving at least three unrelated third party bidders;

•

certain other lodging transactions with specified maximum dollar thresholds that are consistent with general terms and conditions that the Nominating and Corporate Governance Committee has previously approved;

•

employment and compensation relationships that are subject to Compensation Policy Committee or other specified internal management approvals and which, in the case of executive officers, are subject to required proxy statement disclosure;

•

certain transactions with other companies and certain charitable contributions that satisfy the independence criteria under both the Company’s Corporate Governance Policies and the NYSE corporate governance listing standards; and

•	non-lodging transactions involving less than $500,000 that are approved by at least two members of the Corporate Growth Committee for whom the transactions pose no conflict of interest.

HOUSEHOLDING

The SEC allows us to deliver a single proxy statement and annual report to an address shared by two or more of our shareholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. In order to take advantage of this opportunity, the Company and banks and brokerage firms that hold your shares have delivered only one proxy statement and annual report to multiple shareholders who share an address unless one or more of the shareholders has provided contrary instructions. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by addressing a request to the Corporate Secretary, Marriott International, Inc., Dept. 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817 or by calling (301) 380-6601. You may also obtain a copy of the proxy statement and annual report from the Company’s website (www.marriott.com/investor) by clicking on “SEC Filings.” Shareholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the Company’s shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

OTHER MATTERS

The Company’s management knows of no other matters that may be presented for consideration at the 2012 annual meeting. However, if any other matters properly come before the annual meeting, the persons named in the proxy intend to vote such proxy in accordance with their judgment on such matters.

Any shareholder who would like a copy of our 2011 Annual Report on Form 10-K may obtain one, without charge, by addressing a request to the Corporate Secretary, Marriott International, Inc., Dept. 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817. The Company’s copying costs will be charged if copies of exhibits to the Form 10-K are requested. You may also obtain a copy of the Form 10-K, including exhibits, from the investor relations portion of our website (www.marriott.com/ investor) by clicking on “SEC Filings.”

BY ORDER OF THE BOARD OF DIRECTORS,

Bancroft S. Gordon
Secretary

2012 ANNUAL MEETING INFORMATION

Time and Location. The 2012 annual meeting of shareholders will begin at 10:30 a.m. on Friday, May 4, 2012 at the JW Marriott Hotel at 1331 Pennsylvania Avenue, N.W., Washington, D.C. 20004.

Parking. Due to anticipated needs of other hotel guests on May 4, 2012, we expect that minimal parking will be available to shareholders in the parking garage adjacent to the hotel. Several public lots are located within three blocks of the hotel.

Public Transportation. As parking is limited in the general area, we recommend that shareholders attending the annual meeting consider using public transportation. Two Metro subway stations, Federal Triangle and Metro Center, are located less than three blocks from the hotel, and the area is served by Metro buses.

Lodging. A local Marriott hotel will offer a “Shareholder Annual Meeting” rate for Thursday, May 3, 2012, the night before the meeting. To receive this rate, call the number shown below and ask for the shareholder annual meeting rate for May 3, 2012. Please note that a limited number of rooms are offered at this rate and you must call by Wednesday, April 18. Applicable taxes and gratuities are extra and advance reservations are required. This discount may not be used in conjunction with other discounts, coupons, or group rates.

JW Marriott Hotel—$349 single/double
1331 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
202-393-2000
Near Metro Center Metro Station

PROXY

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MARRIOTT INTERNATIONAL, INC.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S), OR IF NO DIRECTION IS INDICATED, “FOR” EACH DIRECTOR NOMINEE IN PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 3 AND IT WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTER THAT IS PROPERLY PRESENTED.

The undersigned acknowledge(s) receipt of a Notice of Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report for the fiscal year ended December 31, 2011. The undersigned further hereby appoint(s) J.W. Marriott, Jr. and Arne M. Sorenson, and each of them, with power to act without the other and with full power of substitution in each, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Marriott International, Inc. (the “Company”) Class A Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 4, 2012 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

If the undersigned has voting rights with respect to shares of Company common stock under the Company’s 401(k) savings plan or the Sodexho 401(k) savings plan, the undersigned hereby direct(s) the trustee of the applicable 401(k) savings plan to vote shares equal to the number of share equivalents allocated to the undersigned’s accounts under the applicable plans in accordance with the instructions given herein. Shares for which the trustee does not receive instructions by 11:59 p.m. Eastern Time, Tuesday, May 1, 2012, will be voted by the trustee in the same proportion as the shares for which valid instructions are received from other participants in the applicable plan.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comment s (Mark the corresponding box on the reverse side)

‡ FOLD AND DETACH HERE ‡

You can now access your MARRIOTT INTERNATIONAL, INC. account online.

Access your MARRIOTT INTERNATIONAL, INC. shareholder/stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for MARRIOTT INTERNATIONAL, INC., now makes it easy and convenient to get current information on your shareholder account.

View account status

View certificate history

View book-entry information

View payment history for dividends

Make address changes

Obtain a duplicate 1099 tax form

Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

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TOLL FREE NUMBER:

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Please Mark Here for

Please Mark Here for Address Change or Comments ☐

SEE REVERSE SIDE

Nominee	FOR	AGAINST	ABSTAIN
01 J.W. Marriott, Jr.	☐	☐	☐
02 John W. Marriott III	☐	☐	☐
03 Mary K. Bush	☐	☐	☐
04 Lawrence W. Kellner	☐	☐	☐
05 Debra L. Lee	☐	☐	☐
06 George Muñoz	☐	☐	☐
07 Harry J. Pearce	☐	☐	☐
08 Steven S Reinemund	☐	☐	☐
09 Lawrence M. Small	☐	☐	☐
10 Arne M. Sorenson	☐	☐	☐

FOR	AGAINST	ABSTAIN
☐	☐	☐

ITEM 3 – ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION

FOR	AGAINST	ABSTAIN
☐	☐	☐

Signature ______________________________ **Signature** ______________________________ **Date**____

Address Change or Comments

SEE REVERSE SIDE

¨

ITEM 1– ELECTION OF 11 DIRECTORS (The Board of Directors recommends a vote FOR each of these nominees)

01

J.W.

Marriott, Jr.

FOR

AGAINST

ABSTAIN

05

Debra L.

Lee

FOR

AGAINST

ABSTAIN

09

Lawrence M.

Small

FOR

AGAINST

ABSTAIN

¨

02

John W.

Marriott III

FOR

AGAINST

ABSTAIN

06

George

Muñoz

FOR

AGAINST

ABSTAIN

10

Arne M.

Sorenson

FOR

AGAINST

ABSTAIN

¨

¨

¨

03

Mary K.

Bush

FOR

AGAINST

ABSTAIN

07

Harry J.

Pearce

FOR

AGAINST

ABSTAIN

04

Lawrence W.

Kellner

FOR

AGAINST

ABSTAIN

08

Steven S

Reinemund

FOR

AGAINST

ABSTAIN

ITEM 2 –

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR

AGAINST

ABSTAIN

(The Board of

Directors

recommends a

vote FOR Item 2)

ITEM 3 –

ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION

FOR

AGAINST

ABSTAIN

(The Board of

Directors

recommends a

vote FOR Item 3)

Signature

Signature

Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

‡    FOLD AND DETACH HERE    ‡

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on Thursday, May 3, 2012 the day before the meeting.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET

http://www.proxyvoting.com/mar

Use the Internet to vote. Have this card in hand when you access the website.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote. Have this card in hand when you call.

If you vote by Internet or telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet and telephone vote authorizes the named proxies to vote your shares in the same manner as if you mark, signed and returned your proxy card.